UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ALLOGENE THERAPEUTICS, INC.
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Proxy Statement & Notice of Annual Meeting

2024

Allogene®
THERAPEUTICS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2024
Dear Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (“Annual Meeting”) of Allogene Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 5, 2024 at 8:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2024 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1.To elect the Board of Directors’ four nominees for director named herein to hold office until the 2027 Annual Meeting of Stockholders.

2.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this notice.

3.To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024.

4.To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.
The record date for the Annual Meeting is April 17, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
BY ORDER OF THE BOARD OF DIRECTORS

Earl Douglas
Senior Vice President, General Counsel and Corporate Secretary
South San Francisco, California
April 23, 2024

YOUR VOTE IS IMPORTANT. You are cordially invited to attend the meeting online. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your Notice of Internet Availability of Proxy Materials or proxy card that may be mailed to you. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

ALLOGENE THERAPEUTICS, INC.
210 East Grand Avenue
South San Francisco, California 94080
PROXY STATEMENT FOR THE
2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 5, 2024
Questions and Answers about These Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Allogene Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Allogene”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (“Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on June 5, 2024 at 8:00 a.m., Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2024, where you will be able to listen to the meeting live, submit questions and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 26, 2024 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 6, 2024.
Why are we holding a virtual Annual Meeting?

This year we will have a virtual format for our Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors, management, or independent public accounting firm. During the Annual Meeting, we may answer questions submitted during the Annual Meeting and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. We do not intend to post questions received during the Annual Meeting on our website.
What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ALLO2024. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:00 a.m. Pacific Time on June 5, 2024. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2024 will be entitled to vote at the Annual Meeting. On this record date, there were 170,723,100 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 210 East Grand Avenue, South San Francisco, California 94080. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (650) 457-2700 or writing to him at the Company’s address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name

If on April 17, 2024, your shares were registered directly in your name with Allogene’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote live online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 17, 2024 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, dealer or other similar organization for your bank, broker, dealer or other stockholder of record to vote your shares per your instructions. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•Proposal 1: Election of the Board’s four nominees for director named herein to hold office until the 2027 Annual Meeting of Stockholders;

•Proposal 2: Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

•Proposal 3: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024.
What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote live online even if you have already voted by proxy.

•    To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2024, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).

•    To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•    To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 4, 2024 to be counted.

•    To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your Notice with your smartphone. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 4, 2024 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Allogene. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 17, 2024.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or live online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, (i) “For” the election of the four nominees for director, (ii) “For” the advisory approval of executive compensation, and (iii) “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•    You may submit another properly completed proxy card with a later date.
•    You may grant a subsequent proxy by telephone or through the internet.
•    You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 210 East Grand Avenue, South San Francisco, California 94080. Your revocation will be considered timely if it is received by our Corporate Secretary on or before the business day prior to the date of the Annual Meeting.
•    You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2024, to Attn: Corporate Secretary, 210 East Grand Avenue, South San Francisco, California 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 5, 2025 and March 7, 2025. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide in their notice any additional information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding advisory approval for the compensation of the Company’s named executive officers, votes “For,” “Against,” abstentions and broker non-votes; and for Proposal 3 regarding the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against” and abstentions. Abstentions will be counted towards the vote total for Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Broker non-votes will have no effect on any proposal.
How many votes are needed to approve each proposal?

For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, advisory approval for the compensation of the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 3, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2024, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. We do not expect there to be any broker non-votes for this proposal.
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 170,723,100 shares outstanding and entitled to vote. Thus, the holders of 85,361,550 shares must be present at the meeting or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of1995. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements the Company’s commitment to progress ESG matters and its plans regarding ESG matters; the Company’s plans and expectations regarding executive compensation; Company's development plans and business strategy; the potential of the Company’s product candidates; the Company’s ongoing and planned clinical trials; and the potential market opportunity of the Company’s product candidates and competitive landscape. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Allogene undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward looking statements should be evaluated together with the many uncertainties that affect Allogene’s business, particularly those mentioned in the risk factors and cautionary statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any.

Proposal 1 Election of Directors

Recommendation:

The Board recommends the vote “FOR” the election of each of John DeYoung, Franz Humer, Ph.D., Joshua Kazam and Stephen Mayo, Ph.D. as a director.

The Board nominated John DeYoung, Franz Humer, Ph.D., Joshua Kazam and Stephen Mayo, Ph.D. for election at the Annual Meeting for a term of three years to serve as Class III directors until the 2027 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The Class I directors ― Elizabeth Barrett, Arie Belldegrun, M.D., David Bonderman, and David Chang, M.D., Ph.D. ― and the Class II directors ― Deborah Messemer, Vicki Sato, Ph.D., Todd Sisitsky, and Owen Witte, M.D. ― will serve until the Annual Meetings of Stockholders to be held in 2025 and 2026, respectively, and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the four nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the four nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

Our Board of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of twelve members with diverse skill sets, demographic, and professional backgrounds. For the graphs below, diversity includes ethnicity and gender, but the Company also values and considers diversity of age, perspective, skill, experience, competency, culture, disability, veteran status and LGBTQ status when evaluating candidates for nomination.

Board Independence

12

Directors

All directors are independent except Dr. Belldegrun, Dr. Chang, and Mr. Kazam

9 Independent
3 Non-Independent

Board Tenure

(years of service)

0-3 years
3
3-6 years
7
7 years
2

5.3 years Average Tenure

Overall Board Diversity*

6
Diverse
6
Non-Diverse

3 Female
2 Asian
1 African American or Black
1 Two or more races or ethnicities

* Diversity includes gender and race

There are four directors in Class III, whose term of office expires at the Annual Meeting: Mr. John DeYoung, Dr. Franz Humer, Mr. Joshua Kazam and Dr. Stephen Mayo. The Class III directors have been nominated for election at the Annual Meeting.

Mr. DeYoung, Dr. Humer, Mr. Kazam and Dr. Mayo, each current directors of the Company who were nominated as directors by our Board of Directors, were each recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee, except for Dr. Mayo, was previously elected as a director by our stockholders. Dr. Mayo was previously appointed as a director by our Board of Directors. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2027 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors attended our 2023 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. We discuss our approach to our Board diversity efforts in greater detail in this proxy statement under “Information Regarding the Board of Directors and Corporate Governance—Board Qualifications—Board Diversity” and “Information Regarding the Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.
Nominees for Election at the Annual Meeting

The following is a brief biography of each nominee.

John DeYoung has served as a member of our Board since April 2018. Mr. DeYoung serves as a member of the Compensation Committee and the International and Business Development Oversight Committee. Mr. DeYoung is Vice President of Worldwide Business Development for Pfizer’s Oncology Business Unit. He is a member of Pfizer’s Oncology Leadership Team and its Worldwide Business Development Leadership Team. Mr. DeYoung joined Pfizer in 1991 and has held leadership positions in Finance, Marketing, Commercial Development and Business Development. Mr. DeYoung received his bachelor’s degree in business from Michigan State University in 1985 and his MBA from the University of Chicago in 1990.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. DeYoung’s expertise and experience in the life sciences and his financial background provide him with the qualifications and skills to serve on our Board of Directors.

Franz Humer, Ph.D. has served as a member of our Board since April 2018. Dr. Humer currently serves on the board of directors of LetterOne Holdings S.A. and as Chair of the board of directors of Kallyope, Inc. In addition, Dr. Humer serves on the board of directors of the International Centre for Missing and Exploited Children and is Chair of the Humer Foundation. Dr. Humer previously served as Chair of the board of directors of Neogene Therapeutics, Inc., a private research-stage biotechnology company, from October 2020 until January 2023 and as a member of the board of directors of Kite Pharma, Inc. (“Kite”) from September 2015 until October 2017. He also served as an independent director of Citigroup Inc. from 2012 until 2018, Chugai Pharmaceuticals Ltd. (Japan) from 2002 until 2014, and Arix Bioscience plc from April 2016 to December 2019. He served as Chair of Diageo plc from 2005 to 2017. He served as a member of the board of directors of WISeKey SA, a publicly traded global cybersecurity company, from May 2016 to December 2017. In addition, Dr. Humer served as Head of Pharmaceuticals and then as Chief Operating Officer of F. Hoffmann-La Roche Ltd. from 1996 to 1998, prior to serving as Chief Executive Officer of Roche Group from 1998 to 2001 and later as Chair and Chief Executive Officer from 2001 to 2008. His tenure as Chair of Roche Holding Ltd. extended from 2008 to 2014. Before joining Roche Group, he served on the board of Glaxo Holdings plc and was responsible for research, business development, manufacturing, commercial strategy, and all non-US operations for 13 years. In 1973, Dr. Humer joined

Schering Plough Corporation where he held various General Management positions in Latin America and Europe. Dr. Humer attended the University of Innsbruck, where he obtained a Ph.D. in Law, and INSEAD in Fontainebleau, where he obtained an MBA.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Dr. Humer’s expertise and experience in life sciences, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Joshua Kazam has served as a member of our Board since November 2017. Mr. Kazam served as our President from November 2017 until June 2018. He was a founder of Kite and served as a member of Kite’s board of directors from Kite’s inception in June 2009 until October 2017. In June 2009, Mr. Kazam co-founded Two River, LLC, a life-science company incubation and investment firm. Mr. Kazam is a co-founder and Director of Vida Ventures, and an advisor to Symbiotic Capital. Mr. Kazam has served on the board of Kronos Bio, Inc. since June 2017 and served on the board of Capricor Therapeutics, Inc. from May 2005 until May 2019. He also serves on the boards of the following private companies: Vision Path, Inc. (d/b/a Hubble Contacts) since May 2016, ByHeart, Inc. since November 2016, Breakthrough Properties LLC and Breakthrough Services LLC since April 2019, IconOVir Bio, Inc. since August 2018, and Baby Generation since January 2018. Mr. Kazam has also served on the boards of several blank check companies formed for the purpose of effecting a business combination with one or more businesses: Screaming Eagle Acquisition Corp. since January 2022, Tishman Speyer Innovation Corp. II since February 2021 until December 2022, TS Innovation Acquisitions Corp. from November 2020 until June 2021, Soaring Eagle Acquisition Corp. from February 2021 to September 2021, Flying Eagle Acquisition Corp. from February 2020 until December 2020, Diamond Eagle Acquisition Corp. from January 2019 until April 2020, and Platinum Eagle Acquisition Corp. from January 2018 to March 2019. Mr. Kazam has served as the President of Desert Flower Foundation since June 2016. Mr. Kazam received his bachelor’s degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and is a Member of the Wharton School’s Undergraduate Executive Board.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Stephen Mayo, Ph.D. has served as a member of our Board since July 2022. Since 2021, he has served as a member of the board of directors and as a member of the research and development and audit committees of Sarepta Therapeutics, Inc., and as a member of the board of directors and on the audit and research committees of Merck & Co., Inc., each publicly-traded companies. In addition, he serves on the scientific advisory boards of Vida Ventures and Evozyne. He co-founded Molecular Simulations Inc. (now Biovia) and Xencor, Inc., a public antibody engineering company. Dr. Mayo is currently the Bren Professor of Biology and Chemistry and Merkin Institute Professor at California Institute of Technology ("Caltech"). He joined the Caltech faculty in 1992, was a Caltech-based Howard Hughes Medical Institute Investigator from 1994 to 2007, served as Vice Provost for Research from 2007 to 2010 and served as Chair of the Division of Biology and Biological Engineering from 2010 to 2020. Dr. Mayo was elected to the National Academy of Sciences in 2004 for his pioneering contributions in the field of protein design. He served as an elected board member for the American

Association for the Advancement of Science from 2010 to 2014 and as a presidential appointee on the National Science Foundation’s National Science Board from 2013 to 2018. Dr. Mayo holds a B.S. in Chemistry from Pennsylvania State University and a Ph.D. in Chemistry from Caltech. He completed postdoctoral work at both UC Berkeley and Stanford University School of Medicine in chemistry and biochemistry, respectively.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Mayo's expertise and experience in cancer research, his experience in academia, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
Directors Continuing in Office Until the 2025 Annual Meeting

The following is a brief biography of each director whose term will continue after the Annual Meeting and until the 2025 Annual Meeting.

Elizabeth Barrett has served as member of our Board since July 2021. Ms. Barrett is a director and President and Chief Executive Officer of UroGen Pharma Ltd. (“UroGen”), a biotechnology company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers. At UroGen, Ms. Barrett spearheaded the 2020 approval of Jelmyto® for the treatment of low-grade upper tract urothelial carcinoma. Before joining UroGen, Ms. Barrett served as the Chief Executive Officer of Novartis Oncology, where she managed the development and launch of the autologous CAR T therapy Kymriah®, and as a member of the Executive Committee of Novartis Oncology from February 2018 to December 2018. Prior to that, Ms. Barrett served at Pfizer in various capacities, most recently as the Global President of Oncology, and before that as Pfizer’s Regional President of US Oncology Business Unit since March 2009. Prior to Pfizer, she was Vice President and General Manager of the Oncology Business Unit at Cephalon Inc. Ms. Barrett received a Bachelor of Science in Business Administration from the University of Louisiana and a Master’s in Business Administration-Marketing from St. Joseph’s University.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Ms. Barrett’s expertise and experience in life sciences, her experience as a chief executive and director of a biotechnology company, and her educational background provide her with the qualifications and skills to serve on our Board of Directors.

Arie Belldegrun, M.D. is a co-founder of Allogene and has served as Executive Chair of our Board since November 2017. From March 2014 until October 2017, Dr. Belldegrun served as the President and Chief Executive Officer of Kite and as a director from June 2009 until October 2017. Dr. Belldegrun has served as Chair of UroGen Pharma Ltd. since December 2012, Chair of Kronos Bio, Inc., since June 2017, and director of Ginkgo Bioworks, Inc., since September 2021. Dr. Belldegrun has also served on the boards of several private companies, including Breakthrough Properties LLC and Breakthrough Services LLC, since April 2019, ByHeart, Inc., since October 2019, and as Co-Chairman of Symbiotic Capital since June 2023. Dr. Belldegrun has also served as Chairman of Bellco Capital LLC since 2004, as Chair and Partner of Two River Group since June 2009, and as Senior Managing Director of Vida Ventures, LLC since November 2017. He is certified by the American Board of Urology and is a Fellow of the American Association of Genitourinary

Surgeons. Dr. Belldegrun is Research Professor, holds the Roy and Carol Doumani Chair in Urologic Oncology, and is Founder and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (“UCLA”). Prior to joining UCLA in October of 1988, he was a research fellow at NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven Rosenberg. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Jerusalem before completing his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Belldegrun’s expertise, experience, and track record in forming successful companies in immuno-oncology as well as his expertise as a urological oncologist provide him with the qualifications and skills to serve on our Board of Directors.

David Bonderman has served as a member of our Board since April 2018. He is a Founding Partner and Chairman of TPG, a global alternative asset firm, established in 1992. Mr. Bonderman currently serves on the board of directors of TPG, Inc., a public company. He has previously served on the boards of many public companies, some of which include: RyanAir Holdings, plc and Continental Airlines, for both of which he was Chairman, Ducati Motor Holding, S.p.A, China International Capital Corporation Limited, Co-Star Group, Inc., General Motors Company, Kite, Oxford Health Plans, Inc., Paradyne Networks, Inc., Seagate Technology Holdings plc, TPG Pace Tech Opportunities Corp., TPG Pace Solutions Corp., TPG Pace Energy Holdings Corp., TPG Pace Holdings, Inc., TPG Pace Beneficial Finance Corp., and Univision Holdings, Inc. Throughout Mr. Bonderman’s career, he has served as a director on numerous other public, private, advisory, academic and charitable boards. Mr. Bonderman received a Bachelor of Arts degree from the University of Washington, cum laude, and a J.D. from Harvard Law School, magna cum laude, where he was a member of the Harvard Law Review and Sheldon Fellow.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. Bonderman’s expertise and experience as a director of other public companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

David Chang, M.D., Ph.D. is a co-founder of Allogene and has served as our President and Chief Executive Officer and as a member of our Board since June 2018. Dr. Chang has served on the boards of two private companies as Chair of the Board of Directors of IconOVir Bio, Inc., since June 2020, and director of 1200 Pharma LLC since June 2021. Dr. Chang served on the Board of Directors of Notch Therapeutics, Inc. (“Notch”), a private research-stage biotechnology company, from November 2019 to March 2022. Prior to joining us, Dr. Chang served as the Chief Medical Officer and Executive Vice President, Research and Development of Kite from June 2014 until March 2018. Dr. Chang previously held senior positions at Amgen Inc. ("Amgen"), a biopharmaceutical company. Prior to that, he was an Associate Professor at the UCLA School of Medicine. He has also served as a Venture Partner of Vida Ventures, LLC since November 2017, and Two River, LLC since October 2017. In addition, he serves as a member of the CalTech Cheng Medical Engineering

Advisory Council and of the MIT Corporation Biology Visiting Committee. Dr. Chang obtained a B.S. in Biology from the Massachusetts Institute of Technology and an M.D. and Ph.D. from Stanford University.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Chang’s expertise and experience in the life sciences, including his work in immuno-oncology and his educational background, provide him with the qualifications and skills to serve on our Board of Directors.
Directors Continuing in Office Until the 2026 Annual Meeting

The following is a brief biography of each director whose term will continue after the Annual Meeting and until the 2026 Annual Meeting.

Deborah Messemer has served as a member of our Board since September 2018. Ms. Messemer has served as a director of TPG Inc. since January 2022 and PayPal Holdings, Inc. since January 2019. Ms. Messemer is a certified public accountant and joined KPMG LLP ("KPMG"), the U.S. member firm of KPMG International, in 1982 and was admitted into the partnership in 1995. Most recently, she served as the Managing Partner of KPMG’s Bay Area and Northwest region until her retirement in September 2018. Ms. Messemer spent the majority of her career in KPMG’s audit practice as an audit engagement partner serving public and private clients in a variety of industry sectors. In addition to her operational and audit signing responsibilities, she has significant experience in SEC filings, due diligence, initial public offerings, mergers and acquisitions, and internal controls over financial reporting. Ms. Messemer received a bachelor’s degree in accounting from the University of Texas at Arlington.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Ms. Messemer’s expertise in the accounting and finance industry, her experience advising public companies, her experience as a director of other companies, and her education provide her with the qualifications and skills to serve on our Board or Directors.

Vicki Sato, Ph.D. has served as a member of our Board since July 2021. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. ("Vertex"), a publicly-traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen Inc. Dr. Sato is a member of the board of directors of the following publicly-traded companies: Denali Therapeutics, Inc. and Vir Biotechnology, Inc. She previously served on the board of directors of Bristol-Myers Squibb Company from July 2006 to May 2021 and BorgWarner, Inc., from February 2014 to April 2021, both publicly-traded companies, as well as Akouos, Inc., from February 2020 to December 2022. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from

Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Dr. Sato’s expertise and experience in life sciences, her experience as a director of other companies and her educational background provide her with the qualifications and skills to serve on our Board of Directors.

Todd Sisitsky is the President of TPG Inc. (Nasdaq: TPG) and Co‐Managing Partner of TPG Capital, TPG's scale private equity business in the U.S. and Europe and co‐leads the firm's investment activities in the healthcare services, pharmaceuticals and medical product sectors. He also serves on TPG's board of directors and co‐chairs the firm's management committee. He has played leadership roles in connection with TPG’s investments in Allogene Therapeutics, Adare Pharmaceuticals, Aptalis, Biomet, Exactech, Ellodi Pharmaceuticals, Fenwal, Healthscope, IASIS Healthcare, Immucor, IQVIA Holdings, Inc. (and predecessor companies IMS Health and Quintiles), Monogram Health, Par Pharmaceutical and Surgical Care Affiliates. Mr. Sisitsky currently serves on the public company board of directors of IQVIA Holdings, Inc. and Allogene Therapeutics, Inc. He also serves on the private company board of directors of Confluent Medical Technologies and Monogram Health. He received a Bachelor of Arts degree from Dartmouth College, where he graduated summa cum laude, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Sisitsky serves on the Board of Trustees at Dartmouth as well as the international non-profit, Grassroot Soccer.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Sisitsky’s expertise and experience in life science investing and the finance industry provide him with the qualifications and skills to serve on our Board of Directors.

Owen Witte, M.D. has served as a member of our Board since April 2018. Dr. Witte previously served as a member of the board of directors of Kite from March 2017 until October 2017. Dr. Witte joined the UCLA faculty in 1980, where he is presently a University Professor of microbiology, immunology and molecular genetics, the UCLA David Saxon Presidential Chair in Developmental Immunology and previously served as the director of the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research. Dr. Witte was appointed a University Professor by the University of California Board of Regents, an honor reserved for scholars of the highest international distinction. Dr. Witte is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. Dr. Witte currently serves on several editorial and advisory boards. He previously served on the board of directors for the American Association for Cancer Research. He was appointed by President Obama to the President’s Cancer Panel. Dr. Witte holds a bachelor’s degree from Cornell University and an M.D. from Stanford University. He completed postdoctoral research at the Massachusetts Institute of Technology.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Witte’s expertise and experience in cancer research, his experience in academia and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Information Regarding the Board of Directors and Corporate Governance

General

This section describes key corporate governance policies and practices that we believe ensure that Allogene is managed for the long-term benefit of all our stakeholders. We continuously review these policies and practices and compare them to those of our peer group and those suggested by various authorities in corporate governance to ensure we adopt best industry practices. Policies and practices that we have adopted include criteria for selecting director nominees, board leadership structure, and responsibilities of the Board of Directors and its committees, among others. Complete copies of our Board Committee charters and Code of Business Conduct and Ethics are available on the “Investors—Corporate Governance—Documents and Charters” section of our website, www.allogene.com. You may also request a copy of these documents in writing to:

Allogene Therapeutics, Inc., 210 E. Grand Ave, South San Francisco, CA 94080 Attn: Corporate Secretary.

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Belldegrun, Mr. Kazam and Dr. Chang are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Belldegrun, Mr. Kazam and Dr. Chang, had a material or other disqualifying relationship with the Company. Certain proxy advisory services use different criteria for determining director independence, and as result thereof, last year one such service concluded that Dr. Witte should be considered non-independent because he provided services on the Company's scientific advisory board during 2022. In September 2023, Dr. Witte stepped down from the Company’s scientific advisory board and is no longer a member.

For additional information regarding our director and committee member independence, please see the section below entitled “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors” and the section below entitled “Transactions with Related Persons.”

Board Leadership Structure

Our Board is currently chaired by Dr. Belldegrun. Because the Company maintains a consulting agreement with Bellco Capital LLC (“Bellco”), which is owned by Dr. Belldegrun (see more information below under the heading “Transactions with Related Persons—Certain Related-Person Transactions —Consulting Arrangements”), Dr. Belldegrun is designated as a non-independent director. The Board has appointed Mr. Bonderman to serve as our Lead Independent Director. As Lead Independent Director, Mr. Bonderman presides over periodic meetings of our independent directors, serves as a liaison between our Executive Chair and the independent directors and performs such additional duties as set forth in our Amended and Restated Bylaws and as our Board may otherwise determine and delegate.

The Company believes that the role of the Lead Independent Director, in addition to the separation of the positions of Executive Chair and Chief Executive Officer (“CEO”), provides the Company with a governance structure that best advances the objectives of the Company while maintaining proper checks and balances on senior management, provides the independent members of the Board with open and transparent communication regarding the Company’s strategic planning activities, and reinforces the independence of the Board in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board, and each of those positions is held by an independent director.

As Executive Chair, Dr. Belldegrun is responsible for the leadership of the Board and ensuring its effectiveness in all aspects of its oversight role, including the good governance of the Company and the effective operation of its committees. In discharging these duties, Dr. Belldegrun is responsible for:

•calling and leading meetings of the Board;

•calling and leading executive sessions of the Board;

•overseeing and managing the overall effectiveness of the Board;

•leading the creation (in collaboration with the Lead Independent Director and Chief Executive Officer) of Board agendas and providing the Board with the information needed for it to fulfill its primary responsibilities;

•assessing and recruiting potential directors; and

•attending Board Committee meetings, and coordinating with Committee Chairs to ensure the full Board is appropriately informed regarding matters delegated to the Committees.

In addition to his Board leadership role, as Executive Chair Dr. Belldegrun plays a more expansive role than a non-executive board chair. Specifically, he is more directly involved in the Company’s operations, and works closely with the CEO to execute strategic initiatives. As part of this more expansive role, in addition to his board-related duties, Dr. Belldegrun also:

•works closely with the CEO and the management Executive Committee to provide advice and analysis with respect to the Company’s cell therapy business, including without limitation, business strategy and potential opportunities in the field of cell therapy;

•participates in bi-weekly management Executive Committee meetings;

•participates in periodic senior leadership team meetings, all management program operational review meetings, and all management off-site strategy meetings;

•assists with efforts to recruit and retain key executive talent;

•assists management in growing Allogene and advancing clinical trials;

•assists with investor relations, including meeting with investors;

•represents Allogene at industry and financial conferences;

•participates in our Scientific Advisory Board meetings and contributes key scientific and medical knowledge;

•assists with key strategic relationships, such as relationships with collaborators, licensors, industry key opinion leaders, and clinical trial sites;

•promotes our clinical programs to drive patient enrollment in our trials;

•assumes day-to-day executive responsibilities during any time-off taken by our Chief Executive Officer;

•actively cultivates external partnerships, alliances, and relationships that benefit the Company, including directly participating in negotiations relating to strategic transactions; and

•provides such other services regarding any other aspect of the CAR T cell therapy business as we may agree.

In connection with his more expansive role, in 2023 Dr. Belldegrun attended over 100 formally scheduled non-board related meetings, which was in addition to the many unscheduled non-board related meetings and conference calls in which he participated on behalf of the Company.

Dr. Belldegrun accepts no compensation under our Non-Employee Director Compensation Policy, which is described below. Instead, in view of his more expansive role, Dr. Belldegrun is compensated through the Company’s consulting agreement with Bellco. The compensation provided under the Bellco consulting agreement is determined on an annual basis by our Compensation Committee in connection with their annual review of our executive compensation and is based on peer data and analysis provided by the Compensation Committee’s independent compensation consultant. For more information on Dr. Belldegrun’s compensation and the Board’s processes for evaluating and setting his compensation, see the section below under the heading “Executive Compensation—Executive Chair Compensation.” Also see “Transactions with Related Persons—Certain Related-Person Transactions—Consulting Arrangements.”

Board Qualifications

Experience and Expertise: Our Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the Board is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the following chart.

Experience/Skills	Barrett	Belldegrun	Bonderman	Chang	DeYoung	Humer	Kazam	Mayo	Messemer	Sato	Sisitsky	Witte
Leadership Experience (Public Company CEO/CFO)	●	●		●		●				●		
Financial	●	●	●	●	●	●	●		●	●	●	
Science/Technology		●		●		●		●		●		●
Biotech Industry	●	●	●	●	●	●	●	●	●	●	●	●
Global Strategy & Operations	●	●	●	●	●	●			●	●	●	
Public Company Governance	●	●	●	●		●	●	●	●	●	●	●
Government/Public Policy	●	●		●		●						
Commercial and Market Access	●	●		●		●			●			
Digital / Technology			●				●		●		●	
Capital Markets	●	●	●	●	●	●	●		●	●	●

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our twelve directors range in age from 47 to 81. Three directors self-identify as female, two self-identify as Asian, one self-identifies as African American or Black and one identifies as two or more races or ethnicities.

Board Diversity Matrix (as of April 17, 2024)
Board Size:
Total Number of Directors: 12
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	9	—	—
Demographic Background:
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	1	—	—
LGTBQ+	—
Did Not Disclose Demographic Background	1

Our Board Diversity Matrix as of April 14, 2023 can be found in our definitive proxy statement on Schedule 14A for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 24, 2023.

Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the Company, our shareholders, and other constituencies.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committee receive reports from management periodically regarding our assessment of risks. In addition, the Audit Committee and the Compensation Committee report regularly to our Board of Directors, which also considers our risk profile. Our Board of Directors, and its committees, focus on the most significant risks we face and our general risk management strategies. For instance, the Audit Committee reviews cybersecurity risk, as part of its review of our cybersecurity framework, measures, tools, and compliance, on a periodic basis. In addition, the Compensation Committee periodically reviews risks associated with our compensation policies and programs. While our Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee, the Compensation Committee and our Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of our Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met five times during the last fiscal year. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an International and Business Development Oversight Committee, and a Research and Development Committee. The following table provides membership information for each of the foregoing Board committees:

Directors	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	International and Business Development Oversight	Research and Development
Elizabeth Barrett ✓	61	2021	●
Arie Belldegrun, M.D. (EC)	74	2017
David Bonderman (LID) ✓	81	2018		C
David Chang, M.D., Ph.D.	64	2018
John DeYoung ✓	61	2018		●		●
Franz Humer, Ph.D. ✓	77	2018	●	●		C
Joshua Kazam	47	2017				●
Stephen Mayo, Ph.D. ✓	62	2022					●
Deborah Messemer ✓	66	2018	C		●
Vicki Sato, Ph.D. ✓	75	2021				●	●
Todd Sisitsky ✓	52	2018			●
Owen Witte, M.D. ✓	74	2018			C		C

“EC” Executive Chair
“C” Committee Chair
“LID” Lead Independent Director
✓ Independent Director

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee, other than Mr. Kazam on the International and Business Development Oversight Committee (a committee that is not required under Nasdaq rules), meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;

•reviewing and approving the engagement of the independent registered public accounting firm to perform audit services and any permissible non-audit services;

•monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;

•reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

•reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;

•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•approving the report that the SEC requires in our annual proxy statement;

•reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

•reviewing on a periodic basis our investment policy;

•reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter; and

•overseeing of our cybersecurity and other information technology risks, controls and procedures, including plans to mitigate cybersecurity risks, plans to respond to data breaches and any specific cybersecurity issues that could affect the adequacy of our internal controls.

The Audit Committee is composed of three directors: Ms. Barrett, Ms. Messemer and Dr. Humer. Ms. Messemer serves as the chair of our Audit Committee. Typically, the Audit Committee meets at least quarterly and with greater frequency, if necessary. Our Audit Committee met six times during 2023. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.allogene.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Dr. Humer and Ms. Messemer each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Dr. Humer’s and Ms. Messemer’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Bonderman, Mr. DeYoung and Dr. Humer. Mr. Bonderman serves as the chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.allogene.com.

The functions of the Compensation Committee include, among other things:

•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the compensation and other terms of employment of our executive officers;

•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•establishing policies with respect to votes by our stockholders to approve named executive officer compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on named executive officer compensation, to the extent required by law;

•reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•administering our equity incentive plans;

•establishing policies with respect to equity compensation arrangements;

•reviewing the competitiveness of our executive compensation program and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•preparing the report from the Compensation Committee that the SEC requires in our annual proxy statement; and

•reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. Our Compensation Committee met five times during 2023. The agenda for each meeting is usually developed in consultation with the Executive Chair, Chief Executive Officer, Chief People Officer, General Counsel, and Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that did not raise a conflict of interest, the Compensation Committee engaged Compensia as a compensation consultant. The Compensation Committee requested that Compensia review industry-wide compensation practices and trends to assess the competitiveness of our executive and non-employee director compensation programs.

The Compensation Committee asked Compensia to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also meets with certain members of management and human resources to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations primarily pertaining to our peer group, equity compensation strategy and executive and non-employee director compensation determinations that were presented to the Compensation Committee for its consideration and to the Board for its information. Following an active dialogue with Compensia, the Compensation Committee recommended that the Board approve certain recommendations of Compensia.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

•identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board;

•determining the minimum qualifications for service on our Board of Directors;

•evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•evaluating, nominating and recommending individuals for membership on our Board of Directors;
•evaluating nominations by stockholders of candidates for election to our Board of Directors;

•considering and assessing the independence of members of our Board of Directors;

•developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•reviewing environmental, social and governance (“ESG”) matters, policies and initiatives;

•considering questions of possible conflicts of interest of directors as such questions arise; and

•reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The current members of the Nominating and Corporate Governance Committee are Ms. Messemer, Mr. Sisitsky and Dr. Witte. Typically, the Nominating and Corporate Governance Committee meets at least three times a year, and with greater frequency if necessary. Our Nominating and Corporate Governance Committee met three times during 2023. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Witte serves as the chair of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs, and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

The Nominating and Corporate Governance Committee uses its and the Company’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. To the extent any search firm is retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board, the search firm will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s areas of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 210 East Grand Avenue, South San Francisco, California 94080, Attn: Corporate Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The Nominating and Corporate Governance Committee charter can be found on our website at www.allogene.com.

International and Business Development Oversight Committee

Our International and Business Development Oversight Committee consists of Dr. Humer, as chair, and Mr. DeYoung, Mr. Kazam and Dr. Sato. Typically, the International and Business Development Oversight Committee meets at least three times a year, and with greater frequency if necessary. Our International and Business Development Oversight Committee met four times during 2023. The purpose of the International and Business Development Oversight Committee is to assist our Board of Directors in fulfilling our Board of Directors’ responsibilities to (1) oversee our international and business development strategic planning, and (2) review and evaluate any of our specific strategic initiatives, including the risks and opportunities relating to such initiatives. The International and Business Development Oversight Committee charter can be found on our website at www.allogene.com.

Research and Development Committee

Our Research and Development Committee consists of Dr. Mayo, Dr. Sato, and Dr. Witte, who serves as chair of the committee. The purpose of the Research and Development Committee is to review and provide advice for the Company’s research and development programs on behalf of the Board, including (i) to assist the Board in its oversight of the Company’s research and development, (ii) to assist in discussing significant emerging trends and issues in science and technology and consider the potential impact of such on the Company’s research and development, and (iii) to provide advice to the Company’s management and to the Board in connection with the allocation, deployment, utilization of, and investment of resources in the Company’s research and development. The Research and Development Committee charter can be found on our website at www.allogene.com.

Stockholder Communications with the Board of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Allogene Therapeutics, Inc., Attn: Corporate Secretary, 210 East Grand Avenue, South San Francisco, California 94080. These communications will be reviewed by the Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Code of Ethics

The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.allogene.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Environmental, Social & Governance (ESG) Practices

We are strongly committed to progress on ESG matters. As a company, we are committed to continued sustainable business operations, thoughtful social responsibility initiatives and maintaining governance structures that promote effective oversight. Our Nominating and Corporate Governance Committee oversees and advises our Board of Directors on management of our strategy, initiatives, risks, opportunities and reporting on ESG matters, as set forth in its charter. The committee reports to the full Board of Directors on ESG matters and our progress on sustainability initiatives.

Diversity & Inclusion

We are committed to cultivating, fostering, and preserving a culture of diversity, equity, inclusion and belonging (“DEIB”). We foster an inclusive environment through respect, collaboration, and open communication. We embrace and encourage differences in age, color, disability, ethnicity, family or marital status, gender identity or expression, language, national origin, culture or customs, physical and mental ability, political affiliation, race, religion, sexual orientation, socio-economic status, veteran status, and other characteristics that make our employees unique. We also embrace differences in experience and background, and welcome diversity of opinions and thought when making decisions.

As of March 1, 2024, we had 233 total employees, of which 232 were full-time. Among our employees 51% self-report as women. Of our Director-level and above employees, 47% were self-reportedly women. In addition, as of March 1, 2024, 67% of all employees were self-reportedly ethnic or racial minorities in the U.S., with 49% Asian, 2% Black or African American, 8% Hispanic or Latino and 8% of other minority groups or two or more races. Of our Director-level and above employees, 48% were self-reportedly ethnic or racial minorities in the U.S., with 31% Asian, 5% Black or African American, 4% Hispanic or Latino and 8% of other minority groups or two or more races.

Although we are proud of our efforts to attract the best talent from the broadest pool of talent, we continue to focus on broadening our outreach to underrepresented groups by posting our open positions on top job boards to seek diverse, qualified candidates. We have and will continue to conduct unconscious bias training for interviewers and hiring managers.

Our DEIB initiatives are applicable to our practices and policies, such as those on recruitment, compensation and professional development. We are also progressing the ongoing development of an inclusive work environment grounded in psychological safety that encourages:

•Respectful communication and cooperation between all employees.

•Valuing and soliciting input, feedback and opinions from relevant staff.

•Teamwork and employee participation, permitting the representation of employee perspectives.

•Employer and employee contributions to the communities we serve to promote a greater understanding and respect for diversity and inclusion.

To champion our efforts in this area, we established a governance structure and formed a DEIB Committee which is comprised of employees of various levels, departments and backgrounds. The DEIB Committee formalized a DEIB mission statement and also advanced a DEIB policy that sets forth our commitment to the importance of DEIB and the responsibility of our employees to adhere to our policy, including by treating others with dignity and respect at all times. Pursuant to our DEIB policy, all employees are also encouraged to attend and complete annual diversity awareness training to enhance their knowledge to fulfill this responsibility. The DEIB Committee continually works to respond to feedback provided by peers, and present suggestions on our practices and policies to encourage and enforce an environment in which all employees feel included and empowered to achieve their best.

We believe in equal pay for equal work. We establish components and ranges of compensation based on market and benchmark data. Within this context, we strive to pay all employees equitably within a reasonable range, taking into consideration factors such as role; market data; internal equity; job location; relevant experience; and individual, department and company performance. We also regularly review our compensation practices and analyze our compensation decisions for individual employees and our workforce as a whole on at least an annual basis. Since 2020, we have conducted an annual pay equity analysis which we believe demonstrates that our compensation practices and structure are equitable.

We plan to continue to seek feedback from the DEIB Committee, and all our employees to help us achieve our full potential.

Competitive Pay & Benefits and Pay Equity

We strive to provide competitive and robust compensation and benefits programs that help meet the varying needs of our employees, and we are committed to pay equity, based on gender or race/ethnicity. Our total compensation package includes competitive pay, comprehensive healthcare benefits package for employees, family medical leave and flexible work schedules. In addition, we offer every full-time employee, both exempt and non-exempt, the benefit of equity ownership in the company through stock option grants, restricted stock unit grants, and our employee stock purchase plan. In addition, we provide a Section 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “—Section 401(k) Plan.”

Employee Development & Training

The competition for talent in our industry and in the San Francisco Bay Area where our headquarters is located is significant. As a result, our commitment to investing in human capital is of critical importance to ensure our ability to attract, develop and maintain key talent to support the growth of our business. We focus on providing training opportunities and promotional opportunities. Learning and development, training and other resources are an integral part of retaining our employees and creating a culture of learning and leadership within Allogene. For instance, we have an annual required manager training that allows managers to learn and practice fundamental management skills to enable them to be more effective managers. We also train relevant members of our team on important environmental health and safety topics to help ensure we protect our people and our environment as we operate our business. We encourage our employees to participate and take advantage of a variety of learning and development resources, including online business skills courses, professional development events, and external training programs based on individual needs. We also actively review employee performance and business needs every six months that lead to promotional opportunities for employees across departments and levels.

Environment

We are committed to sustainable business practices that minimize employee and environmental risks as well as implementing processes that reduce our overall carbon footprint and reduce water consumption. We aim to reduce our environmental footprint and impact through corporate initiatives and in compliance with applicable laws and regulations. The objectives of our approach to minimize our environmental impact are to:

•Be an environmentally responsible corporate citizen;

•Monitor consumption of resources used by Allogene in our operations;

•Educate our employees and provide channels for employees to create environmental awareness and contribute to our efforts; and

•Monitor and continually improve our measures to use resources more efficiently and minimize adverse environmental effects.

Most of our environmental initiatives have focused on our state-of-the-art manufacturing facility, Cell Forge 1 (CF1), in Newark, California. Our 136,000 square foot facility was designed and constructed from the ground-up to optimize energy performance and efficiency. This includes the use of low-emitting materials, segregation and recycling of construction waste, and selection of energy-efficient utility equipment. With construction completed in 2020, it is a high-profile example of our commitment to environmental sustainability. For more information regarding our environmental sustainability programs, please review our Environmental, Social and Governance Report which is available under the corporate governance section of our website at www.allogene.com.

Delinquent Section 16(A) Reports

Section 16(a) of the Securities Exchange Act requires our directors and certain executive officers (“Section 16 Officers”) to file with the SEC specified forms detailing both ownership of and changes to each individuals’ holdings of any class of equity securities of the Company. As a practical matter, the Company assists its directors and Section 16 Officers with their compliance by monitoring these transactions and completing and filing these forms on their behalf. Following a review of the forms filed in the 2023 fiscal year and internal written correspondence regarding the same, we believe that all such reports were timely filed, except that a Form 4 filed on behalf of Earl Douglas was filed late due to a delay in obtaining an updated EDGAR passphrase, and a Form 4 filed on behalf of Lillian Smith, our former Interim General Counsel and Compliance Officer, was filed late due to an administrative oversight.

Proposal 2 Advisory Vote on Executive Compensation

At our 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Recommendation

The Board recommends the vote “FOR” approval of, on an advisory basis, the compensation of our named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our executive compensation program for our executive officers is designed to attract, motivate, and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment. Our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate performance. This program contains elements of cash and equity-based compensation designed to align the interests of our executives with those of our stockholders as well as have the appropriate incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay-for-performance compensation program to the achievement of corporate goals. We also make equity grants designed to align our named executive officers’ compensation to the long-term performance of Allogene in addition to creating an ownership culture that helps unify the interests of our executives and stockholders.

Our Board and the Compensation Committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders.

The “Discussion of Named Executive Officer Compensation” section of this Proxy Statement, the compensation tables, and the related narrative disclosure contained in this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2023.

In light of our performance in 2023, we believe that the compensation paid to our named executive officers was appropriate. Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2025 Annual Meeting of Stockholders.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Dr. Chang, whose biographical information is set forth above.

Earl Douglas, 61, has served as the Company’s Senior Vice President, General Counsel and Compliance Officer since August 2023 and as our Corporate Secretary since January 2024. Before joining Allogene, Mr. Douglas served as Executive Vice President, General Counsel of Applied Molecular Transport. Prior to that role, he served in the same capacity for Kiverdi, Inc. He has also served as Vice President, General Counsel at BioMimetic Therapeutics, Spinal Dynamics, and OPX Biotechnologies. He previously served as Counsel with Wilson Sonsini Goodrich & Rosati, and earlier in his career practiced as an Associate with Weil, Gotshal & Manges. He earned his B.S. in chemical engineering from the Massachusetts Institute of Technology (MIT) and his J.D. from Columbia University School of Law.

Timothy Moore, 62, has served as our Executive Vice President, Chief Technical Officer since April 2023. Previously, Mr. Moore served as the Chief Operating Officer of Instil Bio from September 2022 to December 2022, President and Chief Operating Officer at PACT Pharma, Inc. from April 2020 to July 2022, and as the President and Chief Technology Officer at PACT from October 2019 to April 2020. Prior to PACT, Mr. Moore served as Executive Vice President, Technical Operations of Kite Pharma, or Kite, a Gilead Company, from March 2016 to September 2019. Prior to Kite, he spent more than 12 years at Genentech, a Roche Company, most recently as Senior Vice President, Head of Global Technical Operations – Biologics and as a member of the Genentech Executive Committee. He holds a B.S. in Chemical Engineering from Tulsa University and an M.S. from Northwestern University.

Geoffrey Parker, 59, has served as our Executive Vice President, Chief Financial Officer since October 2023. Prior to joining us, Mr. Parker served as Chief Operating Officer, Chief Financial Officer and Executive Vice President of Tricida, Inc. Prior to joining Tricida, Mr. Parker served as Chief Financial Officer of Anacor Pharmaceuticals, and served as a Partner and Managing Director at Goldman Sachs, where he led the West Coast Healthcare Investment Banking group. In addition, Mr. Parker currently serves as a member of the board of directors of Perrigo Company plc. He earned a B.A. with a double major in Economics and Engineering Sciences from Dartmouth College and an MBA from the Stanford Graduate School of Business.

Zachary Roberts, M.D., Ph.D., 46, has served as our Chief Medical Officer since April 2023 and as our Executive Vice President, Research and Development since January 2023. Previously, Dr. Roberts served as Chief Medical Officer for Instil Bio, Inc. (“Instil”) from March 2020 to November 2022. Prior to joining Instil, he served in various roles for Kite, during his four-year tenure, with his last position as Vice President, Clinical Development from February 2018 to May 2019. Prior to joining Kite, Dr. Roberts served in various roles in Amgen, with his last position as Clinical Research Medical Director for Amgen Oncology from January 2015 to July 2015. Dr. Roberts completed his training in internal medicine and hematology/oncology at the Massachusetts General Hospital and Dana Farber Cancer Institute. He earned his B.S. in microbiology and immunology from the University of Maryland, College Park and both his Ph.D. in immunology and his M.D. from the University of Maryland, Baltimore.

Executive Compensation

Discussion of Named Executive Officer Compensation

We are a Small Reporting Company under the applicable rules and regulations of the Securities and Exchange Commission, and thus are not required to include a Compensation Discussion and Analysis in this Proxy Statement. However, we believe providing additional disclosure regarding our compensation philosophy, policies and principles underlying our executive compensation decisions constitutes good corporate governance and provides our stockholders with valuable information regarding our executive compensation practices. In particular, this Discussion of Named Executive Officer Compensation is designed to provide you with a better understanding of our compensation philosophy and how our Compensation Committee makes decisions regarding compensation for our named executive officers listed below.

Overview

This Discussion of Named Executive Officer Compensation discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2023. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers (our “Named Executive Officers” or “NEOs”) for the fiscal year ended December 31, 2023, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers during 2023. Our Named Executive Officers for 2023 were:

•David Chang, M.D., Ph.D., our President and Chief Executive Officer;

•Timothy Moore, our Executive Vice President, Chief Technical Officer; and

•Zachary Roberts, M.D., Ph.D. our Executive Vice President, Research and Development and Chief Medical Officer.

Corporate Highlights for 2023

The Compensation Committee, in consultation with the Board, is responsible for establishing, implementing, and overseeing our overall compensation strategy and policies, including our executive compensation program, in a manner that supports our business objectives. Our Compensation Committee determined that in 2023 the Company continued to advance its allogeneic chimeric antigen receptor (“CAR”) T development programs, however 2023 became a transition year with respect to both our key development programs and our executive leadership team.

As the Compensation Committee performed its annual compensation review at the beginning of 2023, the Committee was particularly concerned with retention of the executive team, particularly our CEO. One executive officer, our Executive Vice President, Research and Development, had resigned in December 2022, and these concerns materialized with the broader turnover of our executive officers, other than our CEO, during 2023. The Compensation Committee was of the view that the outstanding equity grants held by the executive team would not be effective as a retention tool or as performance incentives, because a significant portion of the outstanding stock grants were “underwater, ” meaning that the stock option exercise price exceeded the market price of our common stock. As such, the Compensation Committee was concerned that the outstanding stock option grants would provide little or no perceived value to the option holders. In an effort to balance stockholders’ general desire for a performance-oriented compensation structure with the need to incentivize and retain the executive team, the Compensation Committee added performance stock units (“PSUs”) as part of its annual equity grants for 2023. See the discussion below under heading “Executive Compensation—Executive Compensation Program and Compensation Decisions for the Named Executive Officers—Long-Term Incentive Compensation”).

Despite the transitions in our management team, throughout 2023 we continued to execute the Company’s most advanced clinical trial programs, ALPHA2 and EXPAND. In late 2023, the work done to advance our lead product candidate, cemacabtagene ansegedleucel (“cema-cel,” previously ALLO-501A) into a first line (“1L”) consolidation trial (“ALPHA3”) came to fruition and accordingly, afforded the management team the opportunity to reassess the Company’s development strategy to make the long-term commercial prospect more competitive. The management team recognized that the outcome of ALPHA3 could allow cema-cel to be embedded in the 1L setting as a consolidation treatment to boost cure rates. We believe this may redefine the future of CAR T therapy and potentially reposition our allogeneic CAR T product as the only CAR T to be part of a 1L treatment plan for newly diagnosed and treated large B-cell lymphoma (“LBCL”) patients. This could greatly enhance cema-cel’s market opportunity by competitively placing use of cema-cel ahead of other CAR T therapies and potentially rendering later-line treatment (including those being investigated in ALPHA2 and EXPAND) obsolete. As a result, the Company made the decision to deprioritize ALPHA2 and EXPAND in the third line (“3L”) setting, and focus on ALPHA3.

Following our 2023 reprioritization, earlier this year we announced our 2024 Platform Vision, under which we are focusing on four core programs:

•Large B-Cell Lymphoma (LBCL): Potentially groundbreaking ALPHA3 Trial that we believe may leapfrog other CAR T’s and embed cema-cel in 1L LBCL treatment in community cancer centers where most newly diagnosed patients seek care.

•Chronic Lymphocytic Leukemia (CLL): New Phase 1 ALPHA2 Cohort is designed to evaluate cema-cel as a CLL treatment to address the limitations of autologous therapies in a disease where poor T cell fitness is a known barrier to efficacy.

•Autoimmune Disease (AID): ALLO-329, our next-generation CD19 Dagger® program, focuses on scalability and reduced or chemotherapy-free lymphodepletion, positioning allogeneic CAR T to potentially transform autoimmune management and meet the demand of the market.

•Renal Cell Carcinoma (RCC): Ongoing TRAVERSE trial with ALLO-316 seeks to advance scientific innovation underlying the Dagger® technology to optimize CAR T cell expansion and persistence, thereby maximizing the potential of allogeneic CAR T in solid tumors while mitigating treatment-associated inflammatory response.

Compensation Highlights for 2023

In view of the deprioritization of ALPHA2 and EXPAND, a large percentage of the Company’s corporate goals for 2023 could not be fully achieved. Because our Compensation Committee adheres to a longstanding pay-for-performance philosophy, the failure to fully achieve such goals is reflected in the Compensation Committee’s relatively low scoring of the corporate goals resulting in an achievement level of 57.5%. A general description of the 2023 milestones in support of the Company’s business strategy and this conclusion by the Compensation Committee are described below under the heading “Annual Cash Incentive Plan.”

The Compensation Committee evaluates our compensation program, taking into consideration best practices and emerging trends, stockholder input as well as data and feedback provided by our independent executive compensation consultant, Compensia. In the past year, we have continued to take measures to align our compensation program with stockholder interests including the following actions:

•In 2023, excluding Dr. Chang, our Named Executive Officer’s base salaries comprised approximately 6% of their total compensation, on an aggregate basis. Dr. Chang’s 2023 base salary represented approximately 5% of his total compensation.

•A large majority of our Named Executive Officers’ compensation was represented by long-term incentives, which are inherently performance based. Approximately 93% of Dr. Chang’s total compensation for 2023 was in the form of long-term incentives. For our other Named Executive Officers, on average, approximately 91% of their total compensation for 2023 was represented by long-term incentives.

•For 2023 annual long-term incentives, in March 2023 the Compensation Committee determined that Dr. Chang, along with all the executive officers serving at that time, except for Dr. Roberts, would receive 35% of the target dollar value in stock options, 15% in restricted stock units (“RSUs”), and 50% in performance stock units (“PSUs”). As described in more detail below, Dr. Roberts was given a pro-rated PSU award since he joined the Company in January 2023.

The graphs above display the base salary, cash incentive, long-term incentives (stock option grant date fair value, RSU grant date fair value and PSU grant date fair value) of our Chief Executive Officer, Dr. Chang (left chart) and other NEOs (Dr. Roberts and Mr. Moore) (right chart). Because Dr. Roberts and Mr. Moore both started with the Company in 2023, their compensation mix shown in the chart above includes new hire grants, sign-on bonuses and other compensation, each as reported in the Summary Compensation Table. As a result, their equity compensation mix differs significantly from our CEO’s equity compensation mix as reflected in the charts above. The target dollar value used by the Compensation Committee in establishing market-based PSU grants (i.e., PSUs wherein the vesting performance measure is based on achieving a target Allogene stock price) differs from the grant date fair value calculated under FASB ASC Topic 718 in which the value is discounted using the Monte Carlo simulation. The values reflected in the graphs above and the compensation tables below reflect the grant date fair values.

Executive Compensation Governance Practices

Below we summarize certain executive compensation related governance practices that we follow and that we believe serve our stockholders’ long-term interests.

WHAT WE DO
✓	DO maintain an executive compensation program designed to align pay with performance
✓	DO conduct an annual say on pay advisory vote
✓
DO align pay and performance with a significant percentage of total compensation linked to the achievement of Company operational and strategic goals established at the beginning of the performance period by the Compensation Committee, and in the case of NEOs other than the CEO, individual performance, and contribution in achieving the Company goals

✓	DO maintain a Compensation Committee comprised solely of independent directors
✓	DO have double trigger on executive change in control severance arrangements
✓	DO prohibit speculative trading of company stock (short sales, put or call options, hedging transactions, etc.)
✓	DO prohibit pledging or the use of common stock to secure a margin or other loan
✓	DO retain an independent compensation consultant
✓	DO maintain stock ownership guidelines for executives and directors
✓	DO maintain an executive officer recoupment (“claw back”) policy
✓	DO conduct an annual comprehensive compensation program risk assessment
✓	DO evaluate officer compensation levels against a peer group of similarly situated companies
✓	DO annual comprehensive review of compensation of our senior vice presidents and above, including our NEOs
✓	DO require equity awards granted to our executive officers vest over multi-year periods or vest based on the achievement of key strategic goals

WHAT WE DO NOT DO
✘	NO incentives that may motivate excessive risk-taking or present a windfall risk
✘	NO pay decisions that circumvent pay-for-performance, such as options backdating or waiving performance requirements for performance stock units
✘	NO repricing or replacing of underwater stock options/SARs without prior shareholder approval (including cash buyouts and voluntary surrender of underwater options)
✘	NO agreements providing for tax gross-ups for any employee or director
✘	NO material perquisites
✘	NO excessive termination or CIC severance payments (2 years or less)
✘	NO executive single-trigger change in control benefits
✘	NO severance payments or benefits for executives who voluntarily terminate their employment
✘	NO guaranteed compensation and all executives are employed “at will”
✘	NO guaranteed annual bonus payouts
✘	NO benefits for our executives not generally available for all employees
✘	NO granting of in-the-money stock options

“Say on Pay” Consideration

At our 2023 annual meeting of stockholders, approximately 68.4% of the shares voted at the meeting (exclusive of broker non-votes) were voted in favor of the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting. In light of the prior year’s say on pay results (93% in June 2022), we were disappointed by the 2023 results. The Compensation Committee considered this support carefully, and took the following meaningful steps in direct response to the 2023 say on pay voting results:

•Significantly reduced the grant date fair value of the CEO’s and Executive Chair’s January 2024 annual equity grants to approximately 26% of the 2023 grant date fair value.

•Implemented no base salary increase in 2024 for the CEO and the Executive Chair (for the second consecutive year) and approved only a modest adjustment (1%) for one of the remaining NEOs to bring his base compensation in line with approximately the 50th percentile of our peer group.

•The level of stockholder support was also a significant factor in the Company’s decision to voluntarily provide the additional disclosure included in this Discussion of Named Executive Officer Compensation to ensure greater transparency, although not required as a Smaller Reporting Company, which includes:

◦More detailed disclosure regarding how the Compensation Committee, in consultation with its independent compensation consultant, set the Executive Chair’s compensation (see disclosure below under the heading “Executive Compensation—Executive Chair Compensation”), and more detailed disclosure regarding the Executive Chair’s role, responsibilities and contributions to the Company which we believe provide a compelling rationale in support of his compensation (see disclosure above under the heading “Information Regarding the Board of Directors and Corporate Governance—Board Leadership Structure”); and

◦Detailed disclosure regarding the 2023 equity grants, which included a mix of options, RSUs and PSUs, and disclosure regarding how the Compensation Committee used PSUs with aggressive vesting events (over 350% increase in share price and product regulatory approval targets) in order to directly align executive compensation with creating long-term stockholder value (see disclosure below under the heading “Executive Compensation Program and Compensation Decisions for the Named Executive Officer—Long-Term Incentive Compensation”).

In addition, the Compensation Committee considered that the absence of performance-based equity awards in our 2022 executive compensation programs as described in last year’s proxy statement may have been a significant consideration for those stockholders who did not support last year’s say on pay. The Compensation Committee believes the introduction of PSUs during 2023, in addition to stock options and RSUs, addresses this concern. As discussed in greater detail below, in structuring the Company’s 2023 equity grants to executives, the Compensation Committee sought to balance critical retention needs with the performance-based expectations of investors while focusing management on the creation of long-term shareholder value. This was done through the inclusion of PSUs in the equity mix granted for 2023, in addition to stock options, both of which the Compensation Committee views as performance-oriented, and RSUs which the Committee views as geared more towards retention.

The Compensation Committee will monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our say on pay votes and our stockholders’ views when making future compensation decisions for our NEOs.

Executive Compensation Philosophy and Overview

We are a clinical-stage biotechnology company pioneering the development of allogeneic CAR T cell (AlloCAR T™) products for cancer and autoimmune disease. We operate in a very technical, highly regulated, and extremely competitive industry where our long-term success is highly dependent on the specialized skills, talent, and dedication of our executive officers. Our Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder return, while enabling us to attract and retain employees whose talents, expertise, leadership, and contributions are critical to building and sustaining growth in long-term stockholder value. As a result, we utilize a strong pay-for-performance compensation philosophy, with total compensation levels for our executive officers, including our NEOs, correlated to the achievement of corporate goals and individual performance, and calibrated to our peers with whom we compete for talent.

Our executive compensation program is intended to meet five principal objectives:

•Enable us to attract, retain and motivate superior talent;

•Link rewards to the achievement of critical strategic priorities;

•Create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value;

•Provide appropriate levels of risk and reward relative to an executive officer's position with us; and

•Differentiate compensation based on individual performance.

Based on this philosophy, our performance-driven compensation program primarily consists of three components: base salary, annual cash incentive opportunity, and long-term incentive compensation in the form of equity awards. The Compensation Committee has determined that these three components, with the vast majority of target total direct compensation allocated to “at-risk” performance-based incentives through the use of short-term and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. While it does not have any formal policies for allocating compensation among the three components, the Compensation Committee reviews relevant competitive market data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation levels and opportunities are competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.

2023 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
David Chang, M.D., Ph.D.	2023	724,000	—	7,996,888	5,070,365	270,595	—	14,061,848
President and Chief Executive Officer	2022	724,000	—	—	13,697,357	376,480	—	14,797,837
	2021	695,000	—	2,717,669	6,352,635	396,150	—	10,161,454
Timothy Moore Chief Technology Officer	2023	360,938	100,000	2,249,987	2,999,886	93,416	—	5,804,227
Zachary J. Roberts M.D., Ph.D. Chief Medical Officer and Executive Vice President of Research and Development	2023	522,813	75,000	3,533,710	3,850,445	134,727	14,850	8,131,545

(1)    The dollar amounts in this column reflect the sign-on bonuses paid to Dr. Roberts and Mr. Moore in 2023.
(2)    The dollar amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted during the indicated year and computed in accordance with FASB ASC 718. The grant date fair value of the 2023 RSUs is based on the closing market price of the Company’s common stock on the date of grant. The grant date fair value of the 2023 PSUs is determined using Monte Carlo simulation for PSUs that vest upon achievement of a market condition. For PSUs that vest upon achievement of a performance condition, the grant date fair value is based upon the probable outcome of such condition. Assuming that maximum performance is achieved, the value of the PSUs with performance conditions granted to Dr. Chang, Mr. Moor and Dr. Roberts in 2023 would have been $3,730,502, $1,249,991 and $1,749,858, respectively, at the date of grant under FASB ASC 718. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(3)    The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted during the indicated year. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)    The dollar amounts in this column represent annual performance-based incentive earned for the indicated year. For more information, see above under “2023 Performance-Based Cash Incentive.”
(5)    The dollar amounts in this column represent Section 401(k) Company contributions for Dr. Roberts in 2023.

Narrative to Summary Compensation Table

Process for Setting Executive Compensation

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our research, clinical, regulatory, financial and operational performance, and in view of economic and financial conditions affecting the performance period. We also evaluate and adjust executive compensation in response to our say on pay results from our annual stockholder meetings.

Role of the Compensation Committee

The Compensation Committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and either approves executive compensation or makes recommendations for ratification by our Board members. Please see “Information Regarding Committees of the Board of Directors—Compensation Committee—Compensation Committee Processes and Procedures” for additional information.

Awards of performance-based compensation for the previous year are typically made at the last-scheduled Compensation Committee meeting of the year or first-scheduled meeting of the following year. Adjustments to the base salaries of our Named Executive Officers, if any, are also typically made at the last-scheduled Compensation Committee meeting of the year or first-scheduled meeting of the following year. The Compensation Committee typically reviews annual equity awards in the first quarter of the year.

Role of Management

In making compensation decisions, the Compensation Committee considers the recommendations of our Chief Executive Officer, with input from our Executive Chair, Chief People Officer and General Counsel. Our Chief Executive Officer, Dr. Chang, makes recommendations to the Compensation Committee with respect to our executive officers, but is not present and does not participate in the deliberations or determination of his own compensation. The Compensation Committee may review and approve the corporate objectives and goals pursuant to the powers delegated under its charter. Dr. Chang annually leads the development of our corporate objectives and goals, which are typically reviewed and approved by the Compensation Committee and then our Board. Dr. Chang provided our business and operations perspective for the Compensation Committee’s final review of progress made on the goals set for 2023. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation.

Role of Independent Compensation Consultant

The Compensation Committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including preparing an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. During 2023, the Compensation Committee engaged Compensia to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our equity plan and executive and director compensation for 2023. Compensia was invited to attend Compensation Committee meetings where they presented and discussed their analysis and findings. For 2023, with the assistance of Compensia, the Compensation Committee updated our compensation peer group, described below in the section entitled “Peer Companies and Market Compensation Data.”

On an annual basis since 2018 and most recently in March 2024, the Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Compensia. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia has not raised any conflict of interest and the Compensation Committee is satisfied with the independence of Compensia.

Peer Group and Market Compensation Data

Each year the Compensation Committee, with the advice and analysis of its independent compensation consultant, Compensia, establishes a peer group as a reference point for assessing named executive officer target compensation against market competitive data.

The peer group of companies used by the Compensation Committee in making 2023 compensation decisions was comprised of the following companies:

Agios Pharmaceuticals (AGIO)	IGM Biosciences (IGMS)	Sana Biotechnology (SANA)
Beam Therapeutics (BEAM)	ImmunityBio (IBRX)	Sorrento Therapeutics (SRNEQ)
Celldex Therapeutics (CLDX)	Intellia Therapeutics (NTLA)	SpringWorks Therapeutics (SWTX)
CRISPR Therapeutics AG (CRSP)	Iovance Biotherapeutics (IOVA)	Turning Point Therapeutics (formerly TPTX)
Editas Medicine (EDIT)	Lyell Immunopharma (LYEL)	Ultragenyx Pharmaceutical (RARE)
Fate Therapeutics (FATE)	Mirati Therapeutics (formerly MRTX)	Xencor (XNCR)
Global Blood Therapeutics (formerly GBT)	Nektar Therapeutics (NKTR)

With the assistance of Compensia, the Compensation Committee considered several factors in determining the companies to be included in the peer group for 2023 executive compensation decisions, including stage of development, market capitalization, number of employees, public status and length of time being public, primary location of operations and level of research and development expenditures and revenue. At the time the peer group was selected, the market capitalization for the companies ranged from $600 million to $9.5 billion with headcounts ranging from 130 to 1120 employees, compared to Allogene’s 30-day average market capitalization of $2.383 billion and headcount of 344 employees.

The Compensation Committee intends to continue reviewing and revising the peer group annually to ensure that it continues to reflect publicly traded companies comparable to Allogene.

Executive Compensation Program and Compensation Decisions for the Named Executive Officers

Our executive compensation program in 2023 primarily consisted of base salary, annual cash incentive plan, and long-term incentive program, each of which plays an important role in our pay for performance philosophy and in achieving our compensation program objectives. For each element of compensation, we target an overall executive compensation program that is competitive with market data.

2023 Annual Base Salaries

The Compensation Committee believes base salaries should be consistent with the base salaries provided by companies in our peer group. In January 2023, the Compensation Committee performed its annual analysis of base salaries for our executive management team, including our Chief Executive Officer, using the peer group market data provided by Compensia. Based on this analysis, the Compensation Committee recommended no changes to Dr. Chang’s 2023 annual base salary, and the Board did not approve of any changes based on the Compensation Committee's recommendation. The base salaries for Mr. Moore and Dr. Roberts were determined in April and January 2023, respectively, upon their commencement of employment with us, with reference to the peer group market data provided by Compensia.

The 2023 annual base salaries for our Named Executive Officers (including a comparison with the 2022 salary for our Chief Executive Officer) were as follows:

	Base Salary		Base Salary Change
Name and Position	2022	2023
David Chang, M.D., Ph.D. President and Chief Executive Officer	$724,000	$724,000	0%
Timothy Moore Executive Vice President, Chief Technical Officer	―	$525,000	―
Zachary Roberts, M.D., Ph.D. Executive Vice President, Research and Development and Chief Medical Officer	―	$525,000	―

In response to our say on pay results at the 2023 annual meeting of stockholders, in January 2024, the Compensation Committee (and the Board, with respect to Dr. Chang) reviewed the annual base salary amounts of Dr. Chang, Mr. Moore and Dr. Roberts and determined that (i) the 2024 base salary amounts for Dr. Chang and Mr. Moore would remain unchanged (which was the second consecutive year that Dr. Chang’s annual base salary was not increased) and (ii) the base salary amount for Dr. Roberts would be increased by 1% to bring his base compensation in line with approximately the 50th percentile of our peer group.

2023 Annual Performance-Based Cash Incentive

Our Named Executive Officers are eligible to receive annual performance-based cash incentive, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual performance towards these goals. The annual performance-based cash incentive each Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our Board establishes each year. At the end of the year, our Board and the Compensation Committee review our performance and approve the extent to which we achieved each of these annual corporate goals. Generally, our Board and the Compensation Committee, as applicable, will assess each Named Executive Officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our Named Executive Officers.

For 2023, the target annual cash incentive percentages were unchanged from 2022 and were as follows:

Position	2023 Target Incentive % of Base Salary
Chief Executive Officer*	65%
Other Named Executive Officers	45%

*Target annual cash incentive opportunity for 2023 for our Chief Executive Officer was unchanged from 2022.

Our Board and the Compensation Committee may award above-target cash incentives for extraordinary performance as measured against pre-established stretch goals.

Regarding the corporate goals used in our 2023 annual performance-based cash incentive, we are not disclosing the specific targets or specific actual outcomes of these metrics. Because our corporate goals include highly sensitive competitive data, including clinical, regulatory, manufacturing and financial targets, as well as strategic collaboration objectives, we do not disclose these details because we believe that such disclosure would result in competitive harm to us. Revealing certain elements of these goals could potentially reveal insights about our clinical, regulatory, manufacturing and strategic plans or objectives that our competitors or potential collaborators could use against us. We purposely set these goals at challenging levels, and not every goal was fully achieved.

Our goals were centered around four overall strategic objectives, each of which contained more specific tactical and operational core goals and corresponding stretch goals that were more aggressive. The four categories in order of weighting were:

Goal Category	Core Goal Weighting	Stretch Goal Weighting
Execute on Cema-cel Studies and Enhance CD19 Portfolio	60%	30%
Deliver on Product Manufacturing	20%	15%
Advance Pipeline	10%	5%
Manage Company Operations	10%	20%

In January 2024, the Compensation Committee and our Board thoroughly reviewed the Company’s performance in achieving the 2023 goals and determined that our goals were achieved at 57.5%. As a result, the Compensation Committee approved awarding Dr. Roberts and Mr. Moore 57.5% of their respective target annual cash incentive opportunity for 2023, and recommended and our Board approved awarding Dr. Chang 57.5% of his target annual cash incentive opportunity for 2023. The 2023 annual cash incentive payments are summarized in the table below.

Name	2023 Annual Cash Incentive ($)
David Chang, M.D., Ph.D.	270,595
Timothy Moore (1)	93,416
Zachary Roberts, M.D., Ph.D. (2)	134,727

(1) Pro-rated based on April 24, 2023 start date.
(2) Pro-rated based on January 3, 2023 start date.

2023 Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers through the grant of equity awards. Our 2018 Equity Incentive Plan, as amended (the “EIP”), authorizes us to grant stock options, RSUs, PSUs and other equity-based awards. We believe that equity awards create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value. We also believe equity awards create an ownership culture. In addition, the vesting requirements of our equity awards contribute to executive retention by providing an incentive to our executive officers to remain employed by us during the vesting period.

For the 2023 equity awards, as explained above, the Compensation Committee was particularly concerned with retention. Being mindful of the need to balance the Committee’s desire to structure compensation in a way that ensures pay-for-performance alignment and at the same time encourage retention and continuity within an organization, the Compensation Committee decided to enhance the 2023 equity awards with PSUs having aggressive performance targets tied to execution of our clinical roadmap and stock price appreciation and designed to incentivize the creation of long-term stockholder value.

In March 2023, the Compensation Committee recommended an equity grant to our Chief Executive Officer that was approved by our Board. This equity grant included stock options, RSUs, and PSUs. In determining the number of shares of our common stock subject to the various equity awards, the Compensation Committee determined that the PSU component should comprise 50% of the total target dollar value of the award, 35% would be delivered as stock options, and 15% would be delivered as RSUs. The Compensation Committee determined the target dollar value based on competitive market data provided by Compensia. In determining the overall size and structure of the 2023 equity awards, the Compensation Committee not only considered competitive market data provided by Compensia, but also considered that PSUs would comprise the largest portion of the award, which the Compensation Committee intentionally tied to transformational performance outcomes. In recommending these equity awards, the Compensation Committee also considered each of Dr. Chang’s existing equity holdings, level of responsibility and criticality, unvested status of existing equity holdings, and its subjective assessment of individual performance and our overall Company performance. As detailed below, achievement of the PSU goals will require successful execution of our clinical roadmap, culminating in FDA approval, and the creation of extraordinary stockholder value.

The target dollar value used by the Compensation Committee in establishing market-based PSU grants (i.e., PSUs wherein the vesting performance measure is based on achieving a target Allogene stock price) differs from the grant date fair value calculated under FASB ASC Topic 718 in which the value is discounted using the Monte Carlo simulation. For all other equity awards (i.e., stock options, RSUs, and performance-based PSUs) the target dollar value is the same as the grant date fair value calculated under FASB ASC Topic 718. The grant date fair values under FASB ASC Topic 718 are the values reflected in the compensation tables below.

The following table summarizes the CEO March 2023 equity grants:

Type	Number of Shares (#)	Vesting
Stock options	1,492,200	1/4th on the first anniversary and 1/36th of the remaining shares each month thereafter
Restricted Stock Units	444,107	25% annually over four years
Performance Stock Units	1,480,357
•50% of the award will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share (representing an increase of over 350% of the then current trading price) prior to January 3, 2025

•50% of the award will vest, if at all, upon the first FDA approval of a company product prior to January 3, 2028

Equity Awards Aggregate Grant Date Fair Value	$13,067,253

During 2023 Dr. Roberts and Mr. Moore were also given equity awards under our long-term incentive compensation program, which included stock options, RSUs and PSUs. Since they were hired in 2023, Dr. Roberts and Mr. Moore were given new hire equity awards which were sized taking into consideration the competitive market data provided by Compensia, as well as each of their experience and expected contributions. Additionally, because Dr. Roberts started in January 2023, he was also given a pro-rated annual PSU award as part of the March 2023 annual equity grants. In structuring Dr. Roberts’ and Mr. Moore’s equity awards, the Compensation Committee felt that it was important to include PSUs with vesting performance targets that would align their incentives with the PSU incentives of the other executive officers to ensure unified objectives among the executive officers.

The following table summarizes Dr. Roberts' and Mr. Moore's 2023 equity grants:

Type	Number of Shares (#)		Vesting
	Timothy Moore	Zachary Roberts
Stock options	831,024	873,015	1/4th on the first anniversary and 1/36th of the remaining shares each month thereafter
Restricted Stock Units	186,219	251,908	25% annually over four years
Performance Stock Units	116,387	95,418
•100% upon the filing of a biologics license application with the U.S. Food and Drug Administration (“FDA”) for ALLO-501A (now cema-cel) by the end of 2025, or
•80% upon the filing of a biologics license application with the U.S. Food and Drug Administration (“FDA”) for cema-cel by the end of 2026, or
•40% upon the filing of a biologics license application with the U.S. Food and Drug Administration (“FDA”) for cema-cel within 5 years of the grant

Performance Stock Units	116,386	95,418	•100% upon FDA approval of cema-cel by the end of 2025, or •80% upon FDA approval of cema-cel by the end of 2026, or •40% upon FDA approval of cema-cel within 5 years of the grant
Performance Stock Units	—	148,035
•33% of the award will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share prior to January 3, 2025
•67% of the award will vest, if at all, upon the first FDA approval of a company product prior to January 3, 2028

Equity Awards Aggregate Grant Date Fair Value	$5,249,873	$7,384,155

Health and Welfare Benefits

Our Named Executive Officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a Section 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “—Section 401(k) Plan.”

Section 401(k) Plan

We maintain a defined contribution employee retirement savings plan (the “401(k) Plan”), for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of compensation or the statutory limit, which was $22,500 for calendar year 2023. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2023 may have been up to an additional $7,500 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 100% of eligible contributions up to the first 3% of eligible compensation, with an additional match of 50% on the next 3% (maximum of 4.5%). Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Agreements with our Named Executive Officers

We have entered into employment letter agreements with each of our Named Executive Officers. These letter agreements provide for at-will employment and set forth the Named Executive Officer’s initial base salary, eligibility for employee benefits and recommended equity grant. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our Named Executive Officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control of the Company are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”

David Chang, M.D., Ph.D. We entered into a letter agreement with Dr. Chang, our President and Chief Executive Officer, in June 2018 that governs the current terms of his employment with us. As described above, we have increased Dr. Chang's annual base salary and annual target performance cash incentive over time, and his current base salary is $724,000 with an annual target performance cash incentive of 65% of his base salary.

Zachary Roberts, M.D., Ph.D. We entered into a letter agreement with Dr. Roberts, our Executive Vice President, Research and Development and Chief Medical Officer, in January 2023 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Roberts was entitled to an annual base salary of $525,000 and is eligible to receive an annual target performance cash incentive of 45% of his base salary. In 2024 we increased Dr. Robert’s annual base salary to $530,000. Dr. Roberts was paid a $75,000 sign-on advance that was considered earned when Dr. Roberts successfully completed one year of continuous employment with the Company. Dr. Roberts was granted an initial stock option to purchase 873,015 shares of our common stock. Dr. Roberts was also granted an initial RSU for 251,908 shares of our common stock, which settle on an annual basis over four years. In addition, Dr. Roberts was awarded new hire PSUs for a total of 190,836 shares, which will settle within a five-year period, if at all, based on the achievement of certain stated performance metrics.

Timothy Moore. We entered into a letter agreement with Mr. Moore, our Executive Vice President, Chief Technical Officer, in April 2023 that governs the current terms of his employment with us. Pursuant to the agreement, Mr. Moore was entitled to an annual base salary of $525,000 and is eligible to receive an annual target performance cash incentive of 45% of his base salary. Mr. Moore was paid a $100,000 sign-on advance that was considered earned when Mr. Moore successfully completed one year of continuous employment with the Company. Mr. Moore was granted an initial stock option to purchase 831,024 shares of our common stock. Mr. Moore was also granted an initial RSU for 186,219 shares of our common stock, which settle on an annual basis over four years. In addition, Mr. Moore was awarded new hire PSUs for a total of 232,773 shares, which will settle within a five-year period, if at all, based on the achievement of certain stated performance metrics.

Each of the options granted to our Named Executive Officers pursuant to their letter agreements are subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to each individual’s continued service through each vesting date.

For additional information regarding our long-term compensation and equity grants, please see "Executive Compensation―Executive Compensation Program and Compensation Decisions for the Named Executive Officers―Long-Term Incentive Compensation".

Potential Payments and Benefits Upon Termination or Change in Control

Our executive officers, including our Named Executive Officers are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Change in Control Plan”). Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

The Change in Control Plan provides for, in the event of an involuntary termination of employment without “cause” or a resignation with “good reason,” and subject to our receipt of an effective waiver and release of claims from the executive, a combination of (1) cash severance for the severance period and (2) the payment or reimbursement of premiums for continuation of coverage under group health plans for the severance period. The severance period is 24 months in the case of our Chief Executive Officer, and 12 months in the case of our other executive officers.

In the event that the involuntary termination of employment occurs within the period commencing three months before and ending 12 months after a change in control of the Company, then the participants in the Change in Control Plan are entitled to the same benefits described above, but the severance period is 18 months for our executive officers other than our Chief Executive Officer. In addition, our Chief Executive Officer would be entitled to 200% of his annual target cash incentive and our other executive officers would be entitled to 150% of their annual target cash incentive, and each of our executive officers would be entitled to accelerated vesting of outstanding equity compensation awards.

Under the Change in Control Plan, the term “cause” generally means (i) the employee’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) the employee’s attempted commission of or participation in a fraud or act of dishonesty against us that results in (or might have reasonably resulted in) material harm to our business; (iii) the employee’s intentional, material violation of any contract or agreement between us and the employee or any statutory duty that the employee owes to us; or (iv) the employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to our business. Under the Change in Control Plan, the term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) a complete dissolution or liquidation of the company.

Under the Change in Control Plan, the term “good reason” generally means (i) a material reduction of such employee’s annual base salary, which is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such employee’s authority, duties or responsibilities; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

Stock Ownership Guidelines

We maintain stock ownership and retention guidelines for our directors and executive officers to ensure that each of them has a long-term equity stake in Allogene, in order to both closely align the interests of directors and executive officers to those of our stockholders and to further our commitment to corporate governance.

Under the stock ownership guidelines, executive officers and directors must maintain stock ownership at a value equal to a multiple of their annual retainer or base salary, as applicable, as follows:

Position	Stock Retention Amount
Chief Executive Officer	6 times executive’s base salary
Non-Employee Directors	5 times director’s annual retainer
Other Executive Officers	1 times executive’s base salary

Under these guidelines, the compliance deadline for all of our executive officers and directors is the later of December 2023 and five years from an individual's commencement of employment or appointment to our Board. Stock ownership that counts towards the requirement only includes shares of Common Stock and up to 50% of vested in-the-money stock options. Unvested stock options, unvested RSUs and PSUs are not included in determining compliance with these guidelines. The Compensation Committee annually monitors compliance with this policy. With the exception of one director, all Named Executive Officers and directors have met the stock ownership guidelines within the requisite time period. The one director who was not in compliance by December 31, 2023 has agreed with the Compensation Committee to a plan to reach compliance by the end of 2024.

Prohibition on Hedging, Pledging, and Speculative Trading

The Company considers it inappropriate for persons employed by or associated with the Company to engage in certain transactions related to the securities of the Company (“Subject Securities”) that could result in their interests no longer being aligned with the same interests and objectives as other stockholders of the Company. Therefore, as part of our insider trading policy, Allogene prohibits our directors and employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock. Specifically, no officer, director, other employee or consultant may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. Certain hedging and monetization transactions involve the establishment of a short position in the Subject Securities and limit or eliminate a person’s ability to profit from an increase in the value of the Subject Securities. Accordingly, these transactions can cause a person’s interests to be misaligned with other stockholders of the Company. The Company therefore prohibits its directors, executive officers, and employees from engaging in such transactions.

In addition, no executive officer, director, other employee or consultant may margin, or make any offer to margin, or otherwise pledge as security, any of our common stock, including without limitation, borrowing against such stock, at any time. Stock held in a margin account or pledged as collateral for a loan may be sold without a person’s consent if he or she fails to meet a margin call or defaults on a loan, which may occur at a time when the covered person is aware of material nonpublic information or is otherwise not permitted to trade in Company securities. Therefore, our directors, executive officers, employees and consultants are prohibited from engaging in these activities.

Clawback Policy

In November 2023, our Board adopted an incentive compensation recoupment policy (the “Clawback Policy”) in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Rule 5608 that requires the Company to recover excess incentive compensation that was paid to an executive officer based in whole or in part on financial results that were subject to a restatement of the Company’s financial statements. The Clawback Policy specifies that following an accounting restatement, the Company must reasonably promptly recoup any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (“Incentive Compensation”) and which exceeds the amount that would have been received had such Incentive Compensation been determined based on the accounting restatement, unless the Compensation Committee determines that such recoupment would be impracticable. The Clawback Policy applies to all Incentive Compensation received during a three-year period preceding a restatement by a person (a) after beginning services as an executive officer, (b) who served as an executive officer at any time during the performance period for the applicable Incentive Compensation and (c) while the Company has securities listed on Nasdaq or another national securities exchange or association.

In February 2024, we restated previously issued financial statements for the years ended December 31, 2020, 2021 and 2022 and interim quarters during 2022 and 2023 due to non-cash accounting adjustments associated with the formation of the Allogene Overland Biopharm joint venture in December 2020. None of the compensation paid to executive officers on or after October 2, 2023 (the effective date of our Clawback Policy) was based on the attainment of a financial reporting measure, and therefore there was no incentive compensation that was paid to an executive officer which we would have been required to recoup under our Clawback Policy.

2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table presents information concerning equity awards held by our Named Executive Officers as of December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (7)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (RSUs) (#) (2)	Market Value of Shares of Stock that have not Vested (RSUs) ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that have not Vested (PSUs) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that have not Vested (PSUs) ($) (8)
David Chang, M.D., Ph.D.	3/13/2019	292,700	—	26.89	3/13/2029	—		—	—
	3/18/2020 (1)	541,190	—	18.22	3/18/2030	5,488	17,616	—	17,616
	3/26/2021	298,836	—	33.78	3/26/2031	40,266	129,125	—	129,125
	3/23/2022	2,195,512	—	9.69	3/23/2032	—	—	—	—
	3/22/2023	1,492,200	—	5.04	3/22/2033	444,107	1,425,583	1,480,357 (3)	4,751,946

Timothy Moore	4/24/2023	831,024	—	5.37	4/24/2033	186,219	597,763	93,110 (4)	298,883

Zachary J. Roberts M.D., Ph.D.	1/20/2023	873,015	—	6.55	1/20/2033	251,908	808,625	76,336 (5)	245,039
	3/22/2023	—	—	—	—	—	—	148,035 (6)	475,192

(1)    On May 24, 2021, Dr. Chang elected to early exercise 14,897 of his stock option granted on March 18, 2020. We have a right to repurchase any unvested shares subject to such award if Dr. Chang ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The March 18, 2020 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was March 18, 2020. Unvested shares as of December 31, 2023 are presented as stock awards. The option award is subject to a four-year vesting schedule, with 25% vesting March 13, 2021 and the balance vesting monthly over the remaining 36 months.
(2)    The RSU awards vest in four equal annual installments from the grant date.
(3)    740,178 of PSU awards will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share prior to January 3, 2025, and 740,179 of PSU awards will vest, if at all, upon the first FDA approval of a Company product prior to January 3, 2028.
(4)    186,219 of PSU awards will vest, if at all, in two equal installments, with (a) the first installment to vest upon the filing of a biologics license application with the FDA for ALLO-501A, provided that 125% of such installment shall vest if such filing is completed by the end of 2025, 100% of such installment shall vest if such filing is completed in 2026 and 50% of such installment shall vest if such filing is completed after 2026, and (b) the second installment to vest upon FDA approval of ALLO-501A, provided that 125% of such installment shall vest if such approval is achieved by the end of 2025, 100% of such installment shall vest if such approval is achieved in 2026 and 50% of such installment shall vest if such approval is achieved after 2026. Any unvested portion of PSUs shall expire unvested after five years. Number of PSU awards in the table above is 93,110 and estimated based on the assumption that 50% of both installments will vest.
(5)    152,671 of PSU awards will vest, if at all, in two equal installments, with (a) the first installment to vest upon the filing of a biologics license application with the FDA for ALLO-501A, provided that 125% of such installment shall vest if such filing is completed by the end of 2025, 100% of such installment shall vest if such filing is completed in 2026 and 50% of such installment shall vest if such filing is completed after 2026, and (b) the second installment to vest upon FDA approval of ALLO-501A, provided that 125% of such installment shall vest if such approval is achieved by the end of 2025, 100% of such installment shall vest if such approval is achieved in 2026 and 50% of such installment shall vest if such approval is achieved after 2026. Any unvested portion of PSUs shall expire unvested after five years. Number of PSU awards in the table above is 76,336 and estimated based on the assumption that 50% of both installments will vest.

(6)    48,852 of PSU awards granted in 2023 will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share prior to January 3, 2025, and 99,183 of PSU awards will vest, if at all, upon the first FDA approval of a company product prior to January 3, 2028.
(7)    Our stock options vest as to 1/4th of the shares subject to the option upon the first anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such award is fully vested on the four year anniversary of the grant date.
(8)    Based on the closing market price of our common stock on December 29, 2023 of $3.21 per share.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2023.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Amended and Restated 2018 Equity Incentive Plan (Prior Plan)(1)	1,358,596	5.42	—
Amended and Restated 2018 Equity Incentive Plan(2)	32,634,821	9.93	6,468,650
2018 Employee Stock Purchase Plan(3)	—	—	6,469,951
Equity compensation plans not approved by security holders	—	—	—
Total	33,993,417	15.35	12,938,601

(1)    As of December 31, 2023, under our Amended and Restated 2018 Equity Incentive Plan (the “Prior Plan”), the number of outstanding awards under column (a) includes 1,358,596 shares which are issuable upon the exercise of outstanding options (including options that are immediately exercisable) at a weighted-average exercise price of $5.42.
(2)    The EIP became effective on September 26, 2018, which replaced the Prior Plan. Initially, the aggregate number of shares of our common stock that may be issued under the EIP is 20,432,250 shares. Additionally, on January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of common stock as is determined by our Board or the Compensation Committee for the applicable year. All shares of our common stock reserved and available under the EIP shall constitute the maximum aggregate number of shares of common stock that may be issued through incentive stock options. As of December 31, 2023, the number of outstanding awards under column (a) includes: (1) 21,812,946 shares issuable upon the exercise of outstanding options at a weighted-average exercise price of approximately $9.93 and (2) 12,180,471 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price shown in column (b) is for the outstanding options only. As of January 1, 2024, the number of shares issuable under the EIP increased to 62,528,644 shares, of which 14,900,761 shares remained available for issuance under the EIP.
(3)    Our 2018 Employee Stock Purchase Plan (the “ESPP”) became effective on September 26, 2018. The ESPP authorizes the issuance of 1,160,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. On January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 2,320,000 shares; or (c) such lesser number of shares of Common Stock as is determined by our Board or the Compensation Committee for the applicable year. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive "compensation actually paid" and certain financial performance of our company. Use of the term "compensation actually paid" is required by the SEC's rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the "Discussion of Named Executive Officer Compensation" section above.

Pay Versus Performance
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On:	Net Income (Loss) (thousands)(6)
					Total Shareholder Return (“TSR”)(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	14,061,848	1,289,577	6,967,886	2,717,460	12.36	(327,265)
2022	14,797,837	1,395,619	4,967,452	(400,254)	24.90	(340,414)
2021	10,161,454	(2,306,242)	4,969,151	642,739	57.63	(182,051)
(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for Dr. Chang (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “2023 Summary Compensation Table.”
(2)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. Chang, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Chang during the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to Dr. Chang’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2023	14,061,848	(13,067,253)	294,982	1,289,577
(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuations were performed using the Black-Sholes option pricing model, the lattice option pricing model or Monte Carlo simulation. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years as of the End of the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2023	4,878,379	(1,761,911)	(2,821,486)	294,982

(3)    The dollar reported in column (d) represent the average of the amounts reported for our Company’s NEOs as a group (excluding Dr. Chang) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Dr. Chang) included for purposes of calculating the average amounts in each applicable year are as follows: for 2023, Dr. Roberts and Mr. Moore, and for 2022 and 2021, Dr. Eric Schmidt, Dr. Rafael Amado, Dr. Alison Moore and Mr. Veer Bhavnagri, our former Chief Financial Officer, former Executive Vice President of Research and Development, former Chief Technical Officer, and former General Counsel, respectively.
(4)    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Chang), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Dr. Chang) during 2023. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Dr. Chang) for 2023 to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	6,967,886	(6,317,014)	2,066,588	2,717,460
(a)    The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Total Average Equity Award Adjustments ($)
2023	2,066,588	2,066,588
(5)    Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company’s share price at the end and the beginning of the measurement period by our company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2021, 2022 or 2023.
(6)    The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Net Income (Loss)
Because we are a clinical-stage company, we did not have any product-based revenue during the periods presented. Consequently, we have not historically looked to net income (loss) as a performance measure for our executive compensation program. We also expect and have experienced higher net losses over time as we progress the development of our product candidates through clinical trials. Moreover, as a pre-commercial stage company with only limited, nonrecurring revenue associated with collaborations, we do not believe there is any meaningful relationship between our net loss and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Net loss
3,000,000
2,000,000
1,000,000
-
(1,000,000)
(2,000,000)
(3,000,000)
Compensation Actually Paid
-
(50,000)
(100,000)
(150,000)
(200,000)
(250,000)
(300,000)
(350,000)
(400,000)
Net Loss ($ thousands)
2021
2022
2023
PEO
Avg non-PEO NEOs
Net loss ($ thousands)

Compensation Actually Paid and Cumulative TSR
The chart below shows the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our non-PEO NEOs, and the Company's cumulative TSR over the three most recently completed fiscal years.

Compensation Actually Paid and Cumulative TSR
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
$(3,000,000)
Compensation Actually Paid
2021
2022
2023
$70
$60
$50
$40
$30
$20
$10
$-
Cumulative TSR (value of initial $100 investment)
PEO
Avg non-PEO NEOs
Company's cumulative TSR

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Risk Assessment Concerning Compensation Practices and Policies

The Compensation Committee is aware that compensation arrangements, if not properly designed, could encourage inappropriate or excessive risk taking. The Compensation Committee annually reviews our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. In the first quarter of 2024, our independent compensation consultant conducted a comprehensive independent risk assessment of our compensation policies and practices, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. After reviewing the compensation consultant’s assessment, in March 2024 the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Specifically, the mix of short-term compensation (in the form of base salary and annual cash incentive, if any), and long-term incentive compensation (in the form of stock options, RSU awards, and PSU awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. Our stock options vest over multiple years and their value is not directly linked to the achievement of short term defined metrics. In addition, the Committee made the decision, starting in 2023, to award PSUs in addition to stock options and RSUs. The vesting of the PSUs are tied to the achievement of key milestones that are drivers of long-term stockholder value.

Our Board, upon the recommendation of the Compensation Committee, has implemented stock ownership guidelines, which ensure significant amounts of actual share ownership over time for our executive officers, mitigate excessive risk taking, and foster an ownership mentality among our senior leaders.

The Compensation Committee will continue to review risk as one of the elements it considers in the planning process for executive compensation in the future.
2023 Director Compensation Table
The following table shows for the fiscal year ended December 31, 2023 certain information with respect to the compensation of all non-employee directors of the Company that served during 2023:

Name	Fees earned ($)	Stock awards ($)(1)	Option awards ($)(3)	All other Compensation ($)(4)	Total ($)
Elizabeth Barrett	52,500	—	423,933	—	476,433
Arie Belldegrun, M.D.	—	5,331,258 (2)	3,380,244	649,097	9,360,599 (5)
David Bonderman	—	—	—	—	—
John DeYoung	—	—	—	—	—
Franz Humer, Ph.D.	160,000	424,998	—	—	584,998
Joshua Kazam	50,500	—	423,993	210,000	684,493
Stephen Mayo, Ph.D.	40,000	—	423,993	—	463,993
Deborah Messemer	70,000	424,998	—	—	494,998
Vicki Sato, Ph.D.	54,000	339,999	84,787	—	478,786
Todd Sisitsky	—	—	—	—	—
Owen Witte, M.D	50,000	424,998	—	35,000	509,998

(1)    The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted during the year ended December 31, 2023, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC Topic 718) excluding the impact of estimated forfeitures related to service-based vesting conditions, which value is based on the closing market price of our common stock on the date of grant. As of December 31, 2023, the aggregate number of RSUs outstanding held by our non-employee directors were: Dr. Belldegrun: 1,309,794; Dr. Humer: 37,281; Mr. Kazam: zero; Dr. Mayo: 23,552; Ms. Messemer: 37,281; Dr. Sato: 36,279 and Dr. Witte: 37,281. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)    The dollar amounts of RSUs and PSUs granted to Dr. Belldergun reflect the aggregate grant date fair value of RSUs and PSUs computed in accordance with FASB ASC 718. The grant date fair value of the 2023 RSUs is based on the closing market price of the Company's common stock on the date of grant. The grant date fair value of the PSUs is determined using Monte Carlo simulation for PSUs that vest upon achievement of a market condition. For the 2023 PSUs that vest upon achievement of a performance condition, the grant date fair value is based on the probable outcome of such condition. Assuming that maximum performance is achieved, the value of the PSUs with performance conditions that were granted to Dr. Belldegrun in 2023 would have been $2,487,003 at the date of grant under FASB ASC 718. 493,452 of PSU awards granted to Dr. Belldegrun with a grant date fair value of $1,352,058 will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share prior to January 3, 2025, and 493,453 of PSU awards with a grant date fair value of $2,487,003 will vest, if at all, upon the first FDA approval of a Company product prior to January 3, 2028. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(3)    The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2023. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2023, the aggregate number of shares outstanding under all option awards held by our non-employee directors were: Ms. Barrett: 250,575; Dr. Belldegrun: 2,847,489; Dr. Humer: 183,750; Mr. Kazam: 116,120; Dr. Mayo: 170,607; Ms. Messemer: 351,750; Dr. Sato: 93,451; and Dr. Witte: 89,575.
(4)    For Dr. Belldegrun, amount shown represents $482,600 in consulting fees paid to Bellco Capital LLC (“Bellco”) in 2023 and an annual performance award of $166,497 paid to Bellco in 2024 for services rendered in 2023. Bellco is owned by Dr. Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust. For Mr. Kazam, amount shown represents consulting fees paid to Two River, LLC (“Two River”) in 2023. Mr. Kazam provides consulting services to us through Two River and is a venture partner of Two River. For more information, see description of our consulting arrangement with Bellco and Two River below under “Transactions With Related Persons—Certain Related-Person Transactions—Consulting Arrangements”. For Dr. Witte, amount shown represents $35,000 in fees earned in connection with Dr. Witte's previous services on our scientific advisory board. In September 2023, Dr. Witte stepped down from the Company’s scientific advisory board and will no longer receive future compensation as a member.
(5)    For a description of Dr. Belldegrun’s compensation, see the “―Executive Chair Compensation” section below.

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, and will pay for the travel, lodging and other reasonable expenses incurred by our employee directors to attend meetings of our Board of Directors and, as applicable, committees of our Board of Directors.
Executive Chair Compensation

Dr. Belldegrun serves as our Executive Chair, and his duties as such are described above under the heading “Information Regarding the Board of Directors and Corporate Governance—Board Leadership Structure.” Dr. Belldegrun accepts no compensation under our Non-Employee Director Compensation Policy. Instead, in view of his more expansive role, Dr. Belldegrun is compensated through the Company’s consulting agreement with Bellco. (See more information below under the heading “Transactions with Related Persons—Certain Related-Person Transactions—Consulting Arrangements.”)

The compensation paid to Bellco under the consulting agreement is reviewed annually by the Compensation Committee as part of the Committee’s annual executive compensation review process. Through this process, the Compensation Committee formulates a recommendation to the Board, and the Board is ultimately responsible for approving Dr. Belldegrun’s compensation under the Bellco consulting agreement. In consultation with its independent compensation consultant, Compensia, the Compensation Committee formulates its recommendation for the Bellco compensation by selecting a compensation level that is a percentage of the CEO’s compensation. In determining the appropriate percentage of the CEO’s compensation to apply, the Compensation Committee considers data provided by its independent compensation consultant that analyzes executive chair compensation as a percentage of CEO compensation for life science companies deemed to be comparable to Allogene and which have an executive chair who has an expanded role similar to Dr. Belldegrun. The table below shows the results of this analysis done in December 2022 and December 2023, and which served as the basis for setting Dr. Belldegrun’s compensation in 2023 and 2024, respectively.

Executive Chair Compensation as a Percentage of CEO Compensation

	Dec. 2022 50th Percentile	Allogene Chair 2023 Compensation	Dec. 2023 50th Percentile	Projected Allogene* Chair 2024 Compensation
Base Salary	75%	67%	75%	67%
Total Cash Comp.	72%	65%	69%	65%
Annual LTI Value	72%	67%	72%	67%
Total Compensation	69%	67%	69%	67%
*Assumes CEO and Executive Chair 2024 annual cash incentive is paid at 100% of target.

Based on this analysis, the Compensation Committee formulated its recommendation for Dr. Belldegrun’s compensation under the Bellco consulting agreement to include the same three components included in our executive officer compensation program: (1) an annual cash retainer (paid in equal monthly installments) equal to about two-thirds of Allogene’s CEO base salary, (2) an annual cash incentive award targeted at 60% of Bellco’s annual cash retainer, and (3) a long-term incentive award valued at about two-thirds of Allogene’s CEO annual long-term incentive award. Based on the Compensation Committee’s recommendations, these were the metrics used by the Board to set Dr. Belldegrun’s 2023 compensation, and in January 2024 the Board determined that no changes would be made for Dr. Belldegrun’s 2024 compensation. As a result, as illustrated in the table above, the Board concluded that Dr. Belldegrun’s 2023 and 2024 compensation would be set at slightly below the 50th percentile of the market data.

Consistent with the approach described above, and as reflected above in the 2023 Director Compensation Table, in consideration for the consulting services provided in 2023, we paid Bellco $482,600 in consulting fees in 2023. In addition, in January 2024, upon the recommendation of the Compensation Committee, the Board approved a 2023 annual cash incentive award to Bellco in the amount of $166,497, which was calculated as 57.5% (2023 corporate goal achievement level as determined by the Board) of Bellco’s target annual cash incentive award (i.e., 60% of $482,600). As further consideration of the consulting services, in March 2023, upon the recommendation of the Compensation Committee, the Board awarded Bellco an annual long-term incentive award that included 994,800 stock options, 296,071 restricted stock units and 986,905 performance stock units, which was approximately two-thirds of Allogene’s CEO annual long-term incentive award.

The Company made no changes to the Bellco compensation for 2024. We also reimburse Bellco for out of pocket expenses incurred in performing the consulting services.

Any compensation matters and decisions relating to Dr. Belldegrun and Bellco are reviewed outside of Dr. Belldegrun’s presence by both the Compensation Committee and the Board, and Dr. Belldegrun does not participate in the deliberations or determination of his own compensation.
Non-Employee Director Compensation Policy
Our 2023 non-employee director compensation policy included:
•an annual cash retainer of $40,000;

•an additional annual cash retainer of $12,500, $7,500, $5,000 and $10,000 for service as a member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research and Development Committee, respectively;

•an additional annual cash retainer of $100,000, $25,000, $15,000, $10,000, and $20,000 for service as chair of the International and Business Development Oversight Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research and Development Committee, respectively (in lieu of the committee member retainer above);

•an additional cash payment of $3,500 per meeting for each other member of the International and Business Development Oversight Committee; and $5,000 per annual Scientific Advisory Board meeting attended by a member of the Research and Development Committee;

•an initial option grant, vesting in 36 equal monthly installments, and/or an initial restricted stock unit award, vesting annually (or, commencing in 2023, semi-annually in the case of restricted stock unit awards) over a three-year period from the date of grant, having an aggregate grant date value of $850,000, with the director designating the proportionate share between the initial option grant and initial restricted stock unit award prior to or on the date of grant; and
•an annual option grant, vesting in 12 equal monthly installments, and/or an annual restricted stock unit award, vesting on the one-year anniversary of the date of grant (or, commencing in 2023, semi-annually over a one-year period in the case of restricted stock unit awards), having an aggregate grant date value of $425,000, with the director designating the proportionate share between the annual option grant and annual restricted stock unit award prior to or on the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.

Each of the equity awards described above will vest and become exercisable subject to the non-employee director’s continuous service with us through each applicable vesting date, provided that each option and restricted stock unit award will vest in full upon a change of control of the Company, as defined under our EIP. The stock options and restricted stock unit awards will be granted under our EIP.

In consultation with Compensia, the Compensation Committee and specifically Mr. Bonderman and Mr. DeYoung reviewed the non-employee director compensation policy and concluded that no changes were warranted in 2023. Neither Mr. Bonderman nor Mr. DeYoung accept any compensation for serving on our Board of Directors. In March 2024, however, upon the recommendation of the Compensation Committee, our Board approved an amendment to our non-employee director compensation policy which lowers the grant date fair value of any initial option grants for new non-employee directors from $850,000 to $600,000 and lowers the grant date fair value of the annual option grants from $425,000 to $300,000. The Compensation Committee recommended these changes following a review of non-employee director compensation peer data with Compensia. The new compensation levels were set at the 50th percentile of the peer data, which decreased from the prior year’s assessment.

Security Ownership or Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2024 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 170,452,967 shares outstanding on March 31, 2024, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 31, 2024. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Fidelity Management Research LLC(1)	25,241,499	14.8%
Pfizer Inc.(2)	22,032,040	12.9%
TPG GP A, LLC(3)	18,716,306	11.0%
BlackRock, Inc.(4)	10,001,804	5.9%
Vanguard Group(5)	9,030,825	5.3%
Directors and Named Executive Officers
David Bonderman(6)	18,716,306	11.0%
Arie Belldegrun, M.D.(7)	9,983,329	5.8%
David Chang, M.D., Ph.D.(8)	10,047,561	5.7%
Joshua Kazam(9)	419,183	*
Franz Humer, Ph.D.(10)	412,922	*
Deborah Messemer(11)	376,925	*
Owen Witte, M.D.(12)	345,126	*
Elizabeth Barrett(13)	250,575	*
Vicki Sato, Ph.D.(14)	155,272	*
Todd Sisitsky	—	—
John DeYoung	—	—
Stephen Mayo(15)	172,383	*
Zachary J Roberts, M.D.(16)	911,302	*
Earl Douglas(17)	960,854	*
Timothy Moore(18)	831,024	*
Geoffrey Parker(19)	950,190	*
All current executive officers and directors as a group (16 persons)(20)	44,532,952	24.3%

*    Represents beneficial ownership of less than 1%.
(1)    Consists of 25,241,499 shares of common stock held by Fidelity Management & Research Company LLC (“FMR LLC”). The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. This information is based on the Schedule 13G filed on February 9, 2024 with the SEC.

(2)    Consists of 22,032,040 shares of common stock held by Pfizer. The address of Pfizer is 235 E. 42nd Street, New York, NY 10017. This information is based on the Schedule 13D/A filed on October 25, 2023 with the SEC.
(3)    Consists of an aggregate of 18,716,306 shares of common stock. TPG GP A is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation (“TPG”), which is the controlling shareholder of TPG GP Co, Inc., a Delaware corporation, which is the managing member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole member of each of (i) TPG GenPar VII Advisors, LLC, a Delaware limited liability company and (ii) The Rise Fund GenPar Advisors, LLC, a Delaware limited liability company. TPG GenPar VII Advisors, LLC is the general partner of TPG GenPar VII, L.P., a Delaware limited partnership, which is the general partner of TPG Carthage Holdings, L.P., a Delaware limited partnership, which directly holds 12,477,536 shares of Common Stock. The Rise Fund GenPar Advisors, LLC is the general partner of The Rise Fund GenPar, L.P., a Delaware limited partnership, which it the general partner of The Rise Fund Carthage, L.P., a Delaware limited partnership (together with TPG Carthage Holdings, L.P., the “TPG Funds”), which directly holds 6,238,770 shares of Common Stock. Because of TPG GP A’s relationship with the TPG Funds, TPG GP A may be deemed to beneficially own the shares of Common Stock held by the TPG Funds. TPG GP A is owned by entities owned by Messrs. Bonderman, Coulter and Winkelried. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to beneficially own the shares of Common Stock held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the shares of Common Stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of the TPG Funds is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. This information is based on the Schedule 13D/A filed on January 18, 2022 with the SEC.
(4)    Based solely on information contained in a Schedule 13G as filed with the SEC on January 29, 2024 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G, BlackRock has sole voting power with respect to 9,787,819 shares and sole dispositive power with respect to 10,001,804 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001. The Schedule 13G filed by BlackRock provides information only as of December 31, 2023. Because the information in the table above does not reflect any transactions between December 31, 2023 and March 31, 2024, BlackRock’s actual beneficial ownership of our common stock on March 31, 2024 may be different than reported in the table above.
(5)    Based solely on information contained in a Schedule 13G as filed with the SEC on February 13, 2024 by Vanguard Group (“Vanguard”). According to the Schedule 13G, Vanguard has shared voting power with respect to 56,409 shares, sole dispositive power with respect to 8,863,635 shares and shared dispositive power with respect to 167,190 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G filed by Vanguard provides information only as of December 29, 2023. Because the information in the table above does not reflect any transactions between December 29, 2023 and March 31, 2024, Vanguard’s actual beneficial ownership of our common stock on March 31, 2024 may be different than reported in the table above.
(6)    Consists of the shares described in note (2) above.
(7)    Consists of (i) 4,710,120 shares of common stock beneficially owned by Rebecka Belldegrun, as beneficiary and trustee of the Bellco Legacy Trust fbo Rebecka Belldegrun, (ii) 195,039 shares of common stock beneficially owned by Bellco Legacy LLC, of which Dr. Belldegrun is a manager, (iii) 1,798,163 shares of common stock beneficially owned by Vida Ventures LLC (“Vida”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (iv) 432,518 shares of common stock held by Dr. Belldegrun, and (v) 2,847,489 shares of common stock issuable upon exercise of options, 1,414,559 of which will be unvested but exercisable within 60 days of March 31, 202 held by Dr. Belldegrun. The address of Dr. Belldegrun, Bellco Legacy Trust and Bellco Legacy LLC is 10100 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90067. The address of Vida Ventures LLC is 40 Broad Street, #201, Boston, MA 02109.
(8)    Consists of (i) 2,313,927 shares of common stock held by David Chang, M.D., Ph.D., (ii) 1,201,108 shares of common stock held by the Chang 2006 Family Trust (“Chang Trust”), (iii) 856,044 shares of common stock held by the JEC 2019 Trust, (iv) 856,044 shares of common stock held by the RTC 2019 Trust, and (v) 4,820,438 shares of common stock issuable upon exercise of options, 2,125,511 of which will be unvested but exercisable within 60 days of March 31, 2024. Dr. Chang is co-trustee of the Chang Trust, JEC 2019 Trust and RTC 2019 Trust.
(9)    Consists of (i) 303,063 shares of common stock held by Joshua Kazam and (ii) 116,120 shares of common stock issuable upon exercise of options, 6,976 of which will be unvested but exercisable within 60 days of March 31, 2024.
(10)    Consists of (i) 229,172 shares of common stock held by Franz Humer, Ph.D. and (ii) 183,750 shares of common stock issuable upon exercise of options.
(11)    Consists of (i) 6,535 shares of common stock held by the Messemer Family Trust (“Messemer Trust”), (ii) 18,640 shares of common stock held by Ms. Messemer and (iii) 351,750 shares of common stock issuable upon exercise of options. Ms. Messemer is trustee of the Messemer Trust.
(12)    Consists of (i) 255,551 shares of common stock held by Owen Witte, M.D. and (ii) 89,575 shares of common stock issuable upon exercise of options.
(13)    Consists of 250,575 shares of common stock issuable upon exercise of options, 13,198 of which will be unvested but exercisable within 60 days of March 31, 2024.

(14)    Consists of (i) 64,821 shares of common stock held by Vicki Sato, Ph.D., and (ii) 90,451 shares of common stock issuable upon exercise of options, 3,697 of which will be unvested but exercisable within 60 days of March 31, 2024.
(15)    Consists of (i) 1,776 shares of common stock held by Stephen Mayo and (ii) 170,607 shares of common stock issuable upon exercise of options, 30,864 of which will be unvested but exercisable within 60 days of March 31, 2024.
(16)    Consists of (i) 38,287 shares of common stock held by Zachary J Roberts, M.D. and (ii) 873,015 shares of common stock issuable upon exercise of options, 582,011 of which will be unvested but exercisable within 60 days of March 31, 2024.
(17)    Consists of 960,854 shares of common stock issuable upon exercise of options, all of the options will be unvested but exercisable within 60 days of March 31, 2024.
(18)    Consists of 831,024 shares of common stock issuable upon exercise of options, 605,956 of which will be unvested but exercisable within 60 days of March 31, 2024.
(19)    Consists of (i) 190 shares of common stock held by Geoffrey Parker and (ii) 950,000 shares of common stock issuable upon exercise of options, all of the options will be unvested but exercisable within 60 days of March 31, 2024.
(20)    Includes the shares described in notes (6) through (19) above.

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;

•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•the terms of the transaction;

•the availability of other sources for comparable services or products; and

•the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse themselves from the deliberations and approval.

Certain Related-Person Transactions

The following sections summarize transactions since January 1, 2022 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of the Company's total assets at year end for the last two completed fiscal years and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”

Pfizer Asset Purchase Transaction

Pfizer held 22,032,040 shares of our common stock based on the Schedule 13D/A filed on October 25, 2023 with the SEC.

In April 2018, we entered into an Asset Contribution Agreement (the “Pfizer Agreement”) with Pfizer pursuant to which we acquired certain assets and assumed certain liabilities from Pfizer, including a Research Collaboration and License Agreement with Cellectis S.A. and an Exclusive License and Collaboration Agreement with Les Laboratoires Servier SAS and Institut de Recherches Internationales Servier SAS (collectively, “Servier”), and other intellectual property for the development and administration of CAR T cells for the treatment of cancer.

As consideration for the purchased assets, we issued Pfizer 3,187,772 shares of our Series A-1 Preferred Stock. In addition, we are required to make milestone payments upon successful completion of regulatory and sales milestones on a target-by-target basis for certain targets, including CD19 and BCMA, covered by the Pfizer Agreement. The aggregate potential milestone payments upon successful completion of various regulatory milestones in the United States and the European Union are $30 million or $60 million per target (depending on the target, and $840.0 million for all targets), provided that we are not obligated to pay a milestone for regulatory approval in the European Union for an anti-CD19 allogeneic CAR T cell product, to the extent Servier has commercial rights to such territory. The aggregate potential milestone payments upon reaching certain annual net sales thresholds in North America, Europe, Asia, Australia and Oceania, which we refer to as the Territory, for a certain number of targets covered by the Pfizer Agreement are $325.0 million per target. Concurrently with our entry into the Pfizer Agreement, we and Pfizer entered into a letter agreement pursuant to which Pfizer granted us, in partial consideration for our milestone and royalty payment obligations under the Pfizer Agreement, an option to expand the Territory to include some or all of the rest of the world at our election. We may exercise the option at any time during the 12 year period following closing of the asset acquisition under the Pfizer Agreement.

Pfizer is also eligible to receive, on a product-by-product and country-by-country basis, (i) royalties in the low single-digit percentage on annual net sales in the United States for products commercialized by us targeting certain targets, including CD19, covered by the Pfizer Agreement, and (ii) tiered marginal royalties ranging from the low to mid-single-digit percentages on annual net sales in any country in the world for products commercialized by us targeting certain other targets covered by the Pfizer Agreement. The royalties in the foregoing clauses (i) and (ii) are subject to reduction for products not covered by certain patent claims or for future required licenses of third party intellectual property. Our royalty obligation with respect to a given product in a given country, which we refer to as the Pfizer Royalty Term, begins upon the first sale of such product in such country and ends on the later of (i) expiration of the last claim of a defined set of patent rights, in each case covering such product in such country or (ii) 12 years from the first sale of such product in such country.

Under the Pfizer Agreement, we are required to use commercially reasonable efforts to develop and seek regulatory approval in and for the United States and the European Union for certain products covered by the Pfizer Agreement and to commercialize each product covered by the Pfizer Agreement in the applicable royalty territory in which regulatory approval for such product has been obtained. We also agreed to offer employment to certain Pfizer employees on terms no less favorable than the terms such employees enjoyed while being employed by Pfizer. We hired 39 employees from Pfizer pursuant to the terms of the Pfizer Agreement.

Pfizer is required, subject to certain limitations, to indemnify us against damages arising out of any breach or inaccuracy in the representations or warranties made by Pfizer, any breach of a covenant by Pfizer or any liability not acquired by us. Likewise, we are required, subject to certain limitations, to indemnify Pfizer against damages arising out of any breach or inaccuracy of our representations and warranties, any breach of a covenant made in the agreement or the related patent and know-how license agreement by us, including any practice of intellectual property outside of the scope of the license granted to us, or any assumed liability.

Consulting Arrangements

Two River, LLC

In June 2018, we entered into a consulting agreement with Two River, LLC (“Two River”). Arie Belldegrun, M.D., the Executive Chair of our Board and Joshua Kazam, a member of our Board, are each partners of Two River, and David Chang, M.D., Ph.D., our President and Chief Executive Officer, is a venture partner of Two River. Pursuant to the consulting agreement, Two River provided strategic, financial, business development and secretarial consulting services and was compensated for such services. We paid Two River an aggregate of $0.7 million and $0.3 million in consulting fees in 2022 and 2023, respectively. Dr. Belldegrun and Dr. Chang do not receive any salary, commission or other fees for serving as partners of Two River. We have terminated the Two River consulting agreement effective December 31, 2023.

Bellco Capital LLC

In August 2018, we entered into a consulting agreement with Bellco Capital LLC (“Bellco”), which was amended in January 2019, January 2020, January 2021 and January 2022 (“Bellco Consulting Agreement”). Bellco is owned by our Executive Chair, Arie Belldegrun, M.D., as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Arie Belldegrun is the Manager of Bellco. Pursuant to the consulting agreement, Bellco provides certain consulting services for us, which are performed by Dr. Arie Belldegrun. In consideration for these services, we paid Bellco $40,217 per month in 2022. In recognition of the extraordinary performance of Bellco and in helping us meet our 2022 corporate goals, an annual performance award in an amount of $0.2 million was paid to Bellco in 2023. The Company made no changes to the monthly payment to Bellco for 2023. We also reimburse Bellco for out of pocket expenses incurred in performing the services. The compensation paid to Bellco in 2023 under the consulting agreement is described above under the heading “Executive Compensation—Executive Chair Compensation” and is incorporated herein by reference.

Sublease Agreement

In December 2018, we entered into a sublease with Bellco for 1,293 square feet of office space in Los Angeles, California for a three year term. On April 1, 2020, Bellco Capital Advisors Inc. assumed all rights, title, interests and obligations under the sublease from Bellco Capital LLC. In November 2021, the sublease was extended to June 30, 2025. The sublease was amended, effective in July 2022, to move to a nearby location, with office space of 737 square feet. Our executive chair, Arie Belldegrun, M.D., is a trustee of the Belldegrun Family Trust, which controls Bellco Capital Advisors Inc. In each of 2022 and 2023, we made $0.1 million of rent payments in accordance with this sublease. In 2023, we exercised our early termination right under the sublease agreement and the sublease was terminated effective December 31, 2023.

In February 2023, we entered into a new sublease with Bellco for 2,218 square feet of office space in Los Angeles, California. The sublease term is 115 months, subject to certain early termination rights. The sublease commenced on January 1, 2024. We paid approximately $0.2 million towards the monthly base rent due for the first month of the sublease term and our share of the security deposit. The total estimated amount of base rent is $3.4 million, subject to rent abatement. We also expect to contribute to certain tenant improvements to the space totaling to its share of the total tenant contribution. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by Bellco.

Indemnification Agreements

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Proposal 3 Ratification of Selection of Independent Registered Public Accounting Firm

Recommendation:

The Board recommends the vote “FOR” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of the accounting firm. Abstentions will have the same effect as an “against” vote on this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2023 and December 31, 2022 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2023	2022
	(in thousands)
Fee Category
Audit fees(1)	$1,680	$1,577
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	2	1
Total fees	$1,682	$1,578

(1) Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, audit of our internal controls over financial reporting, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s at the market offerings, including comfort letters and consents.

(2) All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

Report of the Audit Committee of the Board of Directors *

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Members of Allogene Therapeutics, Inc.
Audit Committee
Ms. Deborah Messemer (Chair)
Ms. Elizabeth Barrett
Dr. Franz Humer, Ph.D.

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Allogene Therapeutics, Inc., Corporate Secretary, 210 East Grand Avenue, South San Francisco, California 94080, or call us at (650) 457-2700. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Earl Douglas
Senior Vice President, General Counsel & Corporate Secretary
South San Francisco, California
April 23, 2024

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2023 is available without charge upon written request to: Corporate Secretary, Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALLO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V45863-P11194

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLOGENE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. John DeYoung	☐	☐
1b. Franz Humer, Ph.D.	☐	☐
1c. Joshua Kazam	☐	☐
1d. Stephen Mayo, Ph.D.	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V45864-P11194

ALLOGENE THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 5, 2024 8:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Chang, M.D., Ph.D. and Geoffrey Parker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALLOGENE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PT, on June 5, 2024, via live webcast at www.virtualshareholdermeeting.com/ALLO2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side